Exhibit 10.1

EXECUTION COPY
AMENDED AND RESTATED CREDIT AGREEMENT

dated as of September 24, 2013

among

A. SCHULMAN, INC.,
The FOREIGN BORROWERS from time to time party hereto,
The LENDERS party hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
J.P. MORGAN EUROPE LIMITED,
as a Global Agent,

and

PNC BANK, NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents

J.P. MORGAN SECURITIES LLC, PNC CAPITAL MARKETS LLC and WELLS FARGO SECURITIES, LLC
as Joint Bookrunners and Joint Lead Arrangers

CH1 7874478v.18

Page

ARTICLE I Definitions	1

SECTION 1.01.	Defined Terms 1

SECTION 1.02.	Classification of Loans and Borrowings 35

SECTION 1.03.	Terms General 35

SECTION 1.04.	Accounting Terms; GAAP 36

SECTION 1.05.	Foreign Currency Calculations 36

ARTICLE II The Credits	37

SECTION 2.01.	Commitments 37

SECTION 2.02.	Loans and Borrowings 37

SECTION 2.03.	Requests for Borrowings 38

SECTION 2.04.	Swingline Loans 39

SECTION 2.05.	Letters of Credit 41

SECTION 2.06.	Funding of Borrowings 47

SECTION 2.07.	Interest Elections 48

SECTION 2.08.	Termination and Reduction of Commitments 49

SECTION 2.09.	Increase in Commitments 50

SECTION 2.10.	Repayment of Loans; Evidence of Debt 51

SECTION 2.11.	Prepayment of Loans 52

SECTION 2.12.	Fees 54

SECTION 2.13.	Interest 55

SECTION 2.14.	Alternate Rate of Interest 56

SECTION 2.15.	Increased Costs 57

SECTION 2.16.	Break Funding Payments 58

SECTION 2.17.	Taxes 59

SECTION 2.18.	Intentionally Omitted 63

SECTION 2.19.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs;
Allocation of Proceeds    63

SECTION 2.20.	Mitigation Obligations; Replacement of Lender 65

SECTION 2.21.	Designation of Subsidiary Borrowers 66

SECTION 2.22.	Defaulting Lenders 68

ARTICLE III Representations and Warranties	69

SECTION 3.01.	Organization; Powers 69

SECTION 3.02.	Authorization; Enforceability 70

SECTION 3.03.	Governmental Approvals; No Conflicts 70

SECTION 3.04.	Financial Condition; No Material Adverse Change 70

SECTION 3.05.	Properties; Insurance 71

SECTION 3.06.	Litigation, Environmental and Labor Matters 71

SECTION 3.07.	Compliance with Laws and Agreements 71

SECTION 3.08.	Investment Company Status 72

SECTION 3.09.	Taxes 72

SECTION 3.10.	ERISA 72

SECTION 3.11.	Subsidiaries; Ownership of Capital Stock 72

SECTION 3.12.	Disclosure 72

SECTION 3.13.	Liens 73

SECTION 3.14.	Regulation U 73

i

Page

SECTION 3.15.	OFAC; Sanctions 73

SECTION 3.16.	Senior Note Purchase Agreement 73

ARTICLE IV Conditions	73

SECTION 4.01.	Effective Date 73

SECTION 4.02.	Each Credit Event 75

ARTICLE V Affirmative Covenants	76

SECTION 5.01.	Financial Statements and Other Information 76

SECTION 5.02.	Notices of Material Events 78

SECTION 5.03.	Existence; Conduct of Business 78

SECTION 5.04.	Payment of Obligations 79

SECTION 5.05.	Maintenance of Properties; Insurance 79

SECTION 5.06.	Books and Records; Inspection Rights 79

SECTION 5.07.	Compliance with Laws 79

SECTION 5.08.	Use of Proceeds and Letters of Credit 79

SECTION 5.09.	Additional Subsidiary Guarantors; Pledges of Equity Interests;
Collateral Sharing Agreement    80

ARTICLE VI Negative Covenants	82

SECTION 6.01.	Indebtedness 82

SECTION 6.02.	Liens 84

SECTION 6.03.	Fundamental Changes 85

SECTION 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions 87

SECTION 6.05.	Swap Agreements 88

SECTION 6.06.	Restricted Payments 88

SECTION 6.07.	Transactions with Affiliates 89

SECTION 6.08.	Restrictive Agreements 89

SECTION 6.09.	Financial Covenants 90

SECTION 6.10.	OFAC; Sanctions 90

ARTICLE VII Events of Default	91

ARTICLE VIII The Agents	94

ARTICLE IX [Intentionally Omitted]	98

ARTICLE X Guarantee	98

ARTICLE XI Miscellaneous	99

SECTION 11.01.	Notices 99

SECTION 11.02.	Waivers; Amendments 101

SECTION 11.03.	Expenses; Indemnity; Damage Waiver 102

SECTION 11.04.	Successors and Assigns 104

SECTION 11.05.	Survival 108

SECTION 11.06.	Counterparts; Integration; Effectiveness 108

SECTION 11.07.	Severability 109

SECTION 11.08.	Right of Setoff 109

Page

SECTION 11.09.	Governing Law; Jurisdiction; Consent to Service of Process 109

SECTION 11.10.	WAIVER OF JURY TRIAL 110

SECTION 11.11.	Headings 110

SECTION 11.12.	Confidentiality 110

SECTION 11.13.	Conversion of Currencies 111

SECTION 11.14.	USA Patriot Act; European “Know Your Customer” Checks 112

SECTION 11.15.	English Language 113

SECTION 11.16.	Borrower Limitations 113

SECTION 11.17.	Swap Agreements and Banking Services Agreements 113

SECTION 11.18.	Amendment and Restatement 113

SCHEDULES:

Schedule 1.01	-- Initial Subsidiary Guarantors

Schedule 2.01	-- Lenders and Commitments

Schedule 2.19	-- Payment Instructions

Schedule 3.01	-- KYC Information for Borrowers

Schedule 3.11	-- Subsidiaries

Schedule 6.01	-- Existing Indebtedness

Schedule 6.02	-- Existing Liens

Schedule 6.08	-- Restrictive Agreements
EXHIBITS:

Exhibit A	-- Form of Assignment and Assumption

Exhibit B-1	-- Form of Borrowing Subsidiary Agreement

Exhibit B-2	-- Form of Borrowing Subsidiary Termination

Exhibit C	-- Form of Issuing Bank Agreement

Exhibit D	-- Form of Subsidiary Guarantee Agreement

Exhibit E	-- Form of Collateral Sharing Agreement

Exhibit F	-- List of Closing Documents

Exhibit G-1	-- Senior Note Purchase Agreement

Exhibit G-2	-- Form of Senior Notes

Exhibit H-1	-- Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)

Exhibit H-2	-- Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)

Exhibit H-3	-- Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)

Exhibit H-4	-- Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 24, 2013 (the “Agreement”), by and among A. SCHULMAN, INC., a Delaware corporation (the “Company”), the FOREIGN BORROWERS (as defined below) from time to time party hereto, the LENDERS from time to time party hereto, J.P. MORGAN EUROPE LIMITED, as a Global Agent, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR” when used in reference to any Loan to the Company or Borrowing by the Company in US Dollars, means that such Loan (or the Loans comprising such Borrowing) bears interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Entity” means the assets or Person acquired in connection with a Permitted Acquisition.
“Adjusted EBITDA” means, as of any date of determination and without duplication: (i) EBITDA for the Company and its consolidated Subsidiaries for the four (4) fiscal quarter period ending on the last day of the most recent fiscal quarter ending on or preceding such date of determination, plus (ii) Pro Forma EBITDA for Permitted Acquisitions (a) consummated during the twelve-month period prior to the Effective Date and (b) consummated after the Effective Date, plus (iii) (a) fees, costs and expenses (including, without limitation, any taxes paid in connection therewith) in connection with Permitted Acquisitions that are paid in cash substantially simultaneously with the closing of any such Permitted Acquisition, (b) expenditures and charges paid in cash arising out of restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management of any Person in connection with a Permitted Acquisition and (c) non‑recurring charges and expenses paid in cash relating to (x) the exercise of options and (y) stock issued by the target of a Permitted Acquisition; plus (iv) the Effective Date Transaction Costs paid in cash for the applicable period to the extent not capitalized under GAAP; provided, that the amount added to Adjusted EBITDA pursuant to clauses (iii) and (iv) above for any four (4) fiscal quarter period then ended shall not exceed $20,000,000 in the aggregate. Effective upon the consummation of a Permitted Acquisition, Adjusted EBITDA shall be adjusted to include Pro Forma EBITDA for the applicable target entity that has been acquired. Effective upon the consummation of any Material Disposition permitted pursuant to Section 6.03, Adjusted EBITDA shall be adjusted on a pro forma basis as of the last day of the fiscal quarter for which the Company has delivered the financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, to remove the impact (whether positive or negative) that the assets which are the subject of such Material Disposition permitted pursuant to Section 6.03 have on Adjusted EBITDA.

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agents” means, collectively, the Administrative Agent and the Global Agents, and “Agent” means any one of them.
“Alternate Base Rate” means, for any day for any Loan, Letter of Credit or other financial accommodation in US Dollars that is made to the Company and that specifies or that requires that the interest rate applicable thereto be the “Alternate Base Rate”, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that for the avoidance of doubt, the Adjusted LIBO Rate for any such day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day for deposits in US Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Alternative Currency” means (a) Pounds Sterling, (b) Euro and (c) any other currency other than US Dollars, Pounds Sterling, and Euro that (i) is approved by the Administrative Agent and the Revolving Lenders, and (ii) is freely available, freely transferable and freely convertible into US Dollars and in which dealings in deposits are carried on in the London interbank deposit market, provided that at the time of the issuance, amendment, renewal or extension of any Letter of Credit denominated in a currency other than US Dollars, Pounds Sterling and Euro, such other currency is reasonably acceptable to the Administrative Agent and the Issuing Bank in respect of such Letter of Credit.
“Alternative Currency LC Exposure” means, at any time, the sum of (a) the US Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the US Dollar Equivalent of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.
“Amendment and Restatement Transactions” means (a) the execution and delivery of this Agreement and each other document reasonably related thereto and (b) all actions taken by the Company and its Subsidiaries (including the payment of fees and expenses) in connection therewith.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its affiliated companies concerning or relating to bribery or corruption.

“Applicable Agent” means (a) the Administrative Agent with respect to a Loan, Letter of Credit or other financial accommodation extended to the Company, with respect to any payment hereunder that does not relate to a particular Loan or Borrowing and is not covered by clauses (b) through (d) hereof, and with respect to the administration of the transactions evidenced hereby generally, (b) J.P. Morgan Europe Limited with respect to a Loan, Letter of Credit or other financial accommodation extended to any Foreign Borrower organized under the laws of Europe or a political subdivision thereof, (c) J.P. Morgan Europe Limited or such other affiliate of JPMorgan Chase Bank, N.A. as designated by the Administrative Agent with notice to the Company with respect to a Loan, Letter of Credit or other financial accommodation extended to any Foreign Borrower not covered in clause (b), and (d) J.P. Morgan Europe Limited with respect to the general administration of the non-United States of America portion of the transactions evidenced hereby. Each of the Persons referenced in clauses (b) through (d) hereof shall constitute a “Global Agent” and collectively shall constitute the “Global Agents”.
“Applicable Maximum Net Debt Leverage Ratio” means 3.50 to 1.00; provided that, if the Leverage Holiday has been exercised and is in effect, the Applicable Maximum Net Debt Leverage Ratio shall be (a) 4.00 to 1.00 for the two quarter period beginning with the quarter in which the Leverage Holiday is exercised, and (b) 3.75 to 1.00 for the third and fourth quarters of the four‑quarter period beginning with the quarter in which the Leverage Holiday is exercised.
“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan, Eurocurrency Revolving Loan, ABR Term Loan, Eurocurrency Term Loan, any Letter of Credit participation fee under Section 2.12(b), or with respect to the facility fees payable pursuant to Section 2.12(a), as the case may be, the applicable rate per annum set forth below under the caption “Facility Fee Rate”, “Eurocurrency Revolving Loan Spread and Letter of Credit Participation Fee Percentage”, “Eurocurrency Term Loan Spread”, “ABR Revolving Loan Spread”, or “ABR Term Loan Spread”, as the case may be, based upon the Total Leverage Ratio as reflected in the then most recently delivered quarterly or annual financials as required under Section 5.01:

Pricing Level:	Total Leverage Ratio:	Facility Fee Rate:	Euro-currency Revolving Loan Spread and Letter of Credit Participation Fee Percentage:	ABR Revolving Loan Spread	All-in Drawn Pricing and Euro-currency Term Loan Spread	ABR Term Loan Spread
Level I	Less than or equal to 1.25 to 1.00	0.10%	0.90%	0%	1.00%	0%
Level II	Greater than 1.25 to 1.00 but less than or equal to 2.00 to 1.00	0.15%	1.10%	0.10%	1.25%	0.25%
Level III	Greater than 2.00 to 1.00 but less than or equal to 2.75 to 1.00	0.20%	1.30%	0.30%	1.50%	0.50%
Level IV	Greater than 2.75 to 1.00	0.25%	1.50%	0.50%	1.75%	0.75%

For purposes of the foregoing,
(i) if at any time the Company fails to deliver any financials required under Section 5.01 on or before the date any financials are due, then, at the request of the Required Lenders, Pricing Level IV shall be deemed applicable until five (5) Business Days after such financials, together with all corresponding compliance certificates required by Section 5.01(c), are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable;
(ii) adjustments, if any, to the Pricing Level then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable financials and corresponding compliance certificates required by Section 5.01(c) (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and
(iii) each determination of the Applicable Rate made by the Administrative Agent in accordance with the foregoing shall, if reasonably determined, be conclusive and binding on the Company, all of its Subsidiaries and each Lender.
Notwithstanding the foregoing, during the period beginning on the Effective Date and ending on the date of delivery of the applicable financials for the fiscal quarter ending November 30, 2013, the Applicable Rate shall be based on Pricing Level III (unless such financials demonstrate that Pricing Level IV should have been applicable during such period, in which case such other Pricing Level shall be deemed to be applicable during such period), and thereafter, the Applicable Rate shall be determined in accordance with the preceding table and provisions.

“Approved Fund” has the meaning assigned to such term in Section 11.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent and reasonably acceptable to the Company.
“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (a) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (b) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the Revolving Credit Commitments.
“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.
“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Belgian Borrowers” means (a) A. Schulman International Services BVBA, an entity organized under the laws of Belgium, (b) A. Schulman Plastics BVBA, an entity organized under the laws of Belgium, and (c) any other Foreign Subsidiary organized under the laws of Belgium that has been designated as a Foreign Borrower pursuant to Section 2.21, and has not ceased to be a Foreign Borrower as provided in such Section.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means the Company or any Foreign Borrower, as applicable, and “Borrowers” means all of the foregoing.
“Borrowing” means Loans (including one or more Swingline Loans) of the same Class, Type and currency, made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means (a) in the case of a Borrowing (other than Swingline Loans) denominated in US Dollars, $1,000,000, (b) in the case of a Borrowing (other than Foreign Swingline Loans) denominated in Euro, €500,000, (c) in the case of a Borrowing (other than Foreign Swingline Loans) denominated in Pounds Sterling, £500,000, (d) in the case of a Borrowing in an Alternative Currency (other than those referenced above or those in respect of Swingline Loans), the US Dollar Equivalent of $1,000,000, (e) in the case of a US Swingline Loan, $250,000, (f) in the case of a Foreign Swingline Loan denominated in Euro, €50,000, (g) in the case of a Foreign Swingline Loan denominated in Pounds Sterling, £50,000 and (h) in the case of a Foreign Swingline Loan in an Alternative Currency (other than those referenced above) the US Dollar Equivalent of $250,000.
“Borrowing Multiple” means (a) in the case of a Borrowing (other than Swingline Loans) denominated in US Dollars, $500,000, (b) in the case of a Borrowing (other than Foreign Swingline Loans) denominated in Euro, €250,000, (c) in the case of a Borrowing (other than Foreign Swingline Loans) denominated in Pounds Sterling, £250,000, (d) in the case of a Borrowing in an Alternative Currency (other than those referenced above or those in respect of Swingline Loans), the US Dollar Equivalent of $500,000, (e) in the case of a US Swingline Loan, $50,000, (f) in the case of a Foreign Swingline Loan denominated in Euro, €50,000, (g) in the case of a Foreign Swingline Loan denominated in Pounds Sterling, £50,000 and (h) in the case of a Foreign Swingline Loan in an Alternative Currency (other than those referenced above) the US Dollar Equivalent of $100,000.
“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.
“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.
“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.

“Brazilian Indebtedness” means Indebtedness owing by one or more Subsidiaries organized under the laws of Brazil to third party lenders in an aggregate principal amount not to exceed the US Dollar Equivalent of $15,000,000 at any time.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant currency in the London interbank market or the principal financial center of such currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro) and (b) when used in connection with any Borrowing by a Foreign Borrower or an Alternative Currency added hereto or provided hereunder subsequent to the Effective Date, with the consent of the Administrative Agent, “Business Day” shall also exclude any day on which banks in a principal financial center corresponding with such Foreign Borrower or such Alternative Currency added hereto or provided hereunder subsequent to the Effective Date are authorized or required by law to remain closed (by way of example only, if Japanese Yen were provided subsequent to the Effective Date, Tokyo, Japan would be added hereto if consented to by the Administrative Agent; provided that, for the avoidance of doubt, such “Business Day” would only be relevant to the extent a Borrowing was requested (i) in Japanese Yen or (ii) by a Foreign Borrower in Japan in any currency).
“Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.
“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, US Swingline Loans, or Foreign Swingline Loans, and (b) any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Agent” means JPMorgan Chase Bank, N.A. or any successor thereto as described in the Collateral Sharing Agreement, in any case as governed by the Collateral Sharing Agreement.
“Collateral Sharing Agreement” means the Amended and Restated Collateral Sharing Agreement attached hereto as Exhibit E (as the same may be amended, restated, supplemented or otherwise modified from time to time), by and among the Administrative Agent, the Collateral Agent, the holders of the Senior Notes, the holders of Other Senior Indebtedness from time to time party thereto, the Borrowers and certain Affiliates thereof, which Amended and Restated Collateral Sharing Agreement shall be in full force and effect as of the date hereof.
“Commitment” means, as applicable, a Revolving Credit Commitment and/or a Term Loan Commitment.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” has the meaning assigned to such term in the heading of this Agreement.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Obligation” means, as to any Person, any obligation of such Person (without duplication) as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing any Indebtedness, Capitalized Lease Obligations, or dividends (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or standard contractual indemnities entered into in the ordinary course of business (with the understanding that indemnification obligations entered into in connection with Permitted Acquisitions shall be Contingent Obligations). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.
“Credit Party” means the Administrative Agent, the Issuing Bank, any Swingline Lender or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Designated Person” means any Person listed on a Sanctions List.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia that is not (i) a Foreign Subsidiary Holdco or (ii) a Subsidiary of a Non-US Subsidiary.
“EBITDA” means, at any time for the Company and its Subsidiaries on a consolidated basis, and calculated in accordance with GAAP, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, and (iv) any extraordinary, non-recurring or non-cash charges; minus (b) without duplication and to the extent included in Net Income, any extraordinary, non-recurring or non-cash gains for such period.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).
“Effective Date Transaction Costs” means the reasonable fees and out-of-pocket transaction costs and expenses incurred by the Loan Parties in connection with the Amendment and Restatement Transactions, including reasonable fees, commissions and costs of accountants, consultants, and attorneys related thereto.
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, and all binding orders, decrees, judgments, injunctions, notices or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters with respect to exposure to Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any of the foregoing for which such liability is assumed or imposed pursuant to any contract, agreement or other consensual arrangement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived) which could reasonably be expected to result in material liability; (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA or similar law of a foreign country with respect to the termination of any Plan or Foreign Pension Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or any similar foreign governmental authority or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan or Foreign Pension Plans; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan, Multiemployer Plan or Foreign Pension Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Lending Passport” means the right of passport to provide lending services on a cross-border basis under the Council Directive of 20 March 2000 relating to the taking up and pursuit of the business of credit institutions (No 2000/12/EC) in the relevant European Economic Area member state. For purposes hereof, “EU Lending Passport” shall include each right of passport to the extent multiple rights of passport are required under the aforementioned Council Directive to extend credit to Borrowers in their respective jurisdictions of organization.
“Euro” or “€” means the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.
“Eurocurrency”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day on the Bloomberg WCR Page for such currency. In the event that such rate does not appear on any Bloomberg WCR Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent or the applicable Global Agent, as the case may be, and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent or the applicable Global Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent or the applicable Global Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or the applicable Global Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.
“Exchange Rate Date” means, if on such date any outstanding Revolving Credit Exposure is (or any Revolving Credit Exposure that has been requested at such time would be) denominated in a currency other than US Dollars, each of:
(i)    the last Business Day of each calendar month,
(ii)    if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and
(iii)    each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (a) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (b) each request for the issuance, amendment, renewal or extension of any Letter of Credit.
“Excluded Swap Obligation” shall mean, with respect to any Loan Party or Foreign Subsidiary Guarantor, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Loan Party or Foreign Subsidiary Guarantor of, or the grant by such Loan Party or Foreign Subsidiary Guarantor of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s or Foreign Subsidiary Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or Foreign Subsidiary Guarantor or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party or Foreign Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time such Guarantee of such Loan Party or Foreign Subsidiary Guarantor becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Obligation is Guaranteed by such Loan Party or Foreign Subsidiary Guarantor or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes and backup withholding Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) in the case of any Lender, any withholding tax that is imposed by Belgium or any other jurisdiction, including without limitation, Luxembourg, in which a Foreign Borrower is organized and into which jurisdiction Loans are made (or, in each case, any political subdivision thereof) on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), (e) any U.S. Federal withholding Taxes imposed under FATCA, (f) solely with respect to a Foreign Borrower organized under the laws of Luxembourg, to any tax withheld and deriving from the European Union Council Directive 2003/48/EC, dated June 3, 2003, on the taxation of savings income in the form of interest payment (the “EU Savings Directive”), as implemented under Luxembourg law by the laws of June 21 2005, concerning (i) the implementation of the EU Savings Directive, and (ii) the ratification of treaties entered into between Luxembourg and certain dependent or associated territories of certain EU Member States within the meaning of the EU Savings Directive, (g) solely with respect to a Foreign Borrower organized under the laws of Luxembourg, any withholding of tax due under the Luxembourg law of December 23, 2005 introducing a final withholding tax on the payment of certain savings income in the form of interest, and (h) solely with respect to a Foreign Borrower organized under the laws of Luxembourg, any Luxembourg stamp or registration duty in case of a voluntary registration of any Loan Document by any Lender, to the extent such registration is not required to protect, maintain, establish or enforce a Lender’s rights under the considered Loan Document.
“Existing Credit Agreement” means the Credit Agreement, dated as of January 7, 2011 by and among certain of the Borrowers, certain of the Lenders, and the Administrative Agent.
“Exposure” means, with respect to any Lender, such Lender’s Revolving Credit Exposure and Term Loan Credit Exposure.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer, vice president – finance, or treasurer of the Company.
“Foreign Borrower” means each of (a) A. Schulman International Services BVBA, an entity organized under the laws of Belgium, (b) A. Schulman Plastics BVBA, an entity organized under the laws of Belgium, (c) a Foreign Subsidiary organized under the laws of Luxembourg that has been designated as such pursuant to Section 2.21 and (d) any other Foreign Subsidiary that has been designated as such pursuant to Section 2.21 and that has not ceased to be a Foreign Borrower as provided in such Section.
“Foreign Currency Sublimit” means US$150,000,000.
“Foreign Guarantee” means any Guarantee in favor of the Administrative Agent for the benefit of the holders of Foreign Obligations provided by a Foreign Subsidiary Guarantor in respect of the Foreign Obligations pursuant to documentation (including customary local law legal opinions) in form and substance reasonably satisfactory to the Company and the Administrative Agent, which documentation shall be based upon the Subsidiary Guarantee Agreement attached hereto as Exhibit D, subject to changes reflecting general statutory limitations, financial assistance, corporate benefit, fraudulent preference, capital maintenance or “thin capitalization” rules and similar principles which require that any Guarantee granted by such Foreign Subsidiary Guarantor be limited by an amount or otherwise, as may be applicable in the jurisdiction of incorporation of such Foreign Subsidiary Guarantor (it being understood that Foreign Guarantees will be so limited in circumstances where officers or directors of such Foreign Subsidiary Guarantor would be subject to a material risk of personal liability in the absence of any such limitation).

“Foreign Lender” means, as to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Obligations” means (a) (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Foreign Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Foreign Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Foreign Borrowers and the Foreign Subsidiary Guarantors under this Agreement and the other Loan Documents, and (b) unless otherwise agreed upon in writing by the applicable Lender party thereto, all obligations of the Foreign Borrowers or any Subsidiary, monetary or otherwise, under each Swap Agreement entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such Swap Agreement was entered into; provided that the definition of “Foreign Obligations” shall not create any guarantee by any Loan Party or any Foreign Subsidiary Guarantor of (or grant of security interest by any Loan Party or Foreign Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Party or Foreign Subsidiary Guarantor for purposes of determining any obligations of any Loan Party or Foreign Subsidiary Guarantor.
“Foreign Pension Plan” means any “pension plan” as defined in Section 3(2) of ERISA which (i) is maintained or contributed to for the benefit of the employees of a Borrower or any of its ERISA Affiliates, (ii) under applicable local law, is required to be funded through a trust or other funding vehicle and (iii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Guarantor” means any Foreign Subsidiary that provides a Foreign Guarantee. For the avoidance of doubt any reference to a “Subsidiary that is not a Loan Party” in this Agreement shall include the Foreign Subsidiary Guarantors.
“Foreign Subsidiary Holdco” means any Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Non-US Subsidiaries and other assets relating to an ownership interest in any such Equity Interests that are “controlled foreign corporations” within the meaning of Section 957 of the Code; provided that such Subsidiary (i) does not conduct any business or other activities other than the ownership of such Equity Interests in Non-US Subsidiaries and (ii) does not incur, and is not otherwise liable for, any Indebtedness other than Indebtedness constituting intercompany Indebtedness permitted under this Agreement.

“Foreign Subsidiary Pledge Agreement” means the Amended and Restated Pledge Agreement, dated as of January 7, 2011, made by the Company and the Subsidiary Guarantors in favor of the Collateral Agent, as amended by the Pledge Amendment, dated as of September 24, 2013, made by the Company in favor of the Collateral Agent, and as the same may be further amended, restated, supplemented or otherwise modified from time to time.
“Foreign Swingline Exposure” means, at any time, the U.S. Dollar Equivalent of the aggregate principal amount of all Foreign Swingline Loans outstanding at such time. The Foreign Swingline Exposure of any Lender at any time shall be its Revolving Credit Percentage of the total Foreign Swingline Exposure at such time.
“Foreign Swingline Lender” means each of JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., London Branch, and certain other affiliates thereof, each in its capacity as a lender of Foreign Swingline Loans hereunder; provided, that a Global Agent will notify the Company of the applicable Lender or affiliate thereof acting as Foreign Swingline Lender for a Foreign Borrower (for example, JPMorgan Chase Bank, N.A., London Branch, shall, as of the Effective Date, act as Foreign Swingline Lender for the Foreign Borrowers party hereto on the Effective Date).
“Foreign Swingline Loan” means a Loan made by the Foreign Swingline Lender to a Foreign Borrower pursuant to Section 2.04.
“Foreign Swingline Rate” means, for any day, in relation to any Foreign Swingline Loan, either (a) the percentage rate per annum which is equal to the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the applicable Global Agent at its request quoted by the Reference Banks to leading banks in the London interbank deposits market as of (i) 11:00 a.m. Brussels time with respect to a Foreign Borrower organized under the laws of Europe or any political subdivision, or (ii) such other Local Time as may be agreed upon by the Administrative Agent, the Global Agents and the Company based on the jurisdiction of organization of the applicable Foreign Borrower, in each case as of the day of the proposed Borrowing for the relevant Foreign Swingline Loan for the offering of deposits in the relevant currency for a period comparable to the Interest Period for the relevant Foreign Swingline Loan and for settlement on that day or (b) a rate mutually agreed upon by the Company and the applicable Foreign Swingline Lender. For purposes hereof, the “Reference Banks” shall mean the principal London offices of JPMorgan Chase Bank, N.A. and such other Lenders, if any, agreed upon by the Company and the Administrative Agent (with notice thereof to the other Lenders).
“GAAP” means generally accepted accounting principles in the United States of America.
“Global Agents” has the meaning set forth in the definition of Applicable Agent.
“Governmental Authority” means the government of the United States of America, Belgium, the United Kingdom, or government of the jurisdiction in which a Borrower is organized, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, the European Union.
“Guarantee” of or by any Person (the “guarantor”) means any legal obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any legal obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hostile Acquisition” means the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been consented to prior to the occurrence of such acquisition by at least a majority of the board of directors (or other applicable governing body) of such Person or by similar action if such Person is not a corporation.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others and all other Contingent Obligations of such Person, (h) all Capitalized Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness includes all Attributable Receivables Indebtedness.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party or Foreign Subsidiary Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indian Indebtedness” means Indebtedness owing by one or more Subsidiaries organized under the laws of India to third party lenders in an aggregate principal amount not to exceed the US Dollar Equivalent of $5,000,000 at any time.
“Information Memorandum” means the Confidential Information Memorandum dated August 2013 relating to the Company and the Transactions.
“Initial Subsidiary Guarantor” means each Person listed on Schedule 1.01.
“Interest Coverage Ratio” means, at any time for the Test Period then most recently ended, the ratio of (x) Adjusted EBITDA to (y) cash Interest Expense minus the interest portion of the Material Disposition Adjustment Amount, if any.
“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Expense” means, with reference to any period, the gross interest expense (including, without limitation, interest expense under Capitalized Lease Obligations), as determined in accordance with GAAP, for the Company and its consolidated Subsidiaries as shown on the consolidated income statement of the Company for such period, plus to the extent not set forth in such income statement, the interest component of all Attributable Receivable Indebtedness of the Company and its Subsidiaries for such period.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), (i) the last Business Day of each February, May, August and November and (ii) the Maturity Date, (b) with respect to any Eurocurrency Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (ii) the Maturity Date, and (c) with respect to any Swingline Loan, (i) the day that such Loan is required to be repaid and (ii) the Maturity Date.
“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or twelve months thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, the rate per annum determined by the Applicable Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“Issuing Bank” means each Lender acceptable to the Administrative Agent and the Company (it being understood that JPMorgan Chase Bank, N.A. (and its Affiliates) is acceptable to the Administrative Agent and the Company) that has entered into an Issuing Bank Agreement, in each case in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.05(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In all other cases, a reference to the “Issuing Bank” means any Issuing Bank or each Issuing Bank, as the context may require.
“Issuing Bank Agreement” means an agreement in the form of Exhibit C, or in any other form reasonably satisfactory to the Administrative Agent, pursuant to which a Lender agrees to act as an Issuing Bank.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in US Dollars at such time, (b) the US Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit denominated in an Alternative Currency at such time, (c) the aggregate amount of all LC Disbursements denominated in US Dollars that have not yet been reimbursed by or on behalf of the Borrowers at such time and (d) the aggregate US Dollar Equivalent of all LC Disbursements denominated in Alternative Currencies that have not yet been reimbursed by or on behalf of the Borrowers at such time.
“Lead Arrangers” means J.P. Morgan Securities LLC, PNC Capital Markets LLC and Wells Fargo Securities, LLC in their capacities as joint lead arrangers and joint bookrunners.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Leverage Holiday” means, in connection with any Permitted Acquisition where the total consideration therefor exceeds US$150,000,000, the Company’s request (sent by the Company at least 10 days prior to consummating such Permitted Acquisition) to increase the Net Debt Leverage Ratio above 3.50 to 1.00 to the levels set forth in the definition of “Applicable Maximum Net Debt Leverage Ratio”; provided, that (x) only one Leverage Holiday shall be given effect during the term of this Agreement, (y) no Default or Event of Default shall be outstanding immediately before or after giving effect to the Leverage Holiday, and (z) such request shall be given effect concurrently with the consummation of the applicable Permitted Acquisition.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing in US Dollars or any Alternative Currency for any applicable Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate for such currency) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Applicable Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period; provided that, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Foreign Guarantee, each Borrowing Subsidiary Termination, the Subsidiary Guarantee Agreement, the Foreign Subsidiary Pledge Agreement, each local-law governed pledge agreement (and related documentation) in respect of Equity Interests pledged to the Collateral Agent, the Collateral Sharing Agreement and each promissory note delivered pursuant to this Agreement.
“Loan Parties” means the Borrowers and the Subsidiary Guarantors. For the avoidance of doubt a Foreign Subsidiary Guarantor shall not be a Loan Party.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in US Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in an Alternative Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Borrowers to perform any of their respective obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.
“Material Disposition” means any sale, lease, transfer or other disposition of a Person’s operating division, line of business or similar business unit or department with assets having a fair market value in excess of $75,000,000.
“Material Disposition Adjustment Amount” means, in conjunction with any reduction of Adjusted EBITDA for any period as a result of a Material Disposition, an amount equal to the principal amount of Indebtedness repaid as part of such Material Disposition as well as interest paid in cash in respect of such Indebtedness; provided, that such Indebtedness shall be required to have been outstanding during the pro forma reporting period being affected by such Material Disposition, and such interest shall be required to have been paid during such pro forma reporting period.
“Material Domestic Subsidiary” means, at any time, any Domestic Subsidiary of the Company with assets equal to or in excess of $50,000,000; provided that if, at any time, all of the Company’s Domestic Subsidiaries that are not Material Domestic Subsidiaries (the “Non-Material Domestic Subsidiaries”), taken as a whole, would constitute a Subsidiary that, together with the total assets of such Non-Material Domestic Subsidiaries’ consolidated Subsidiaries, has assets equal to or greater than $75,000,000, then the Company shall designate one or more additional Domestic Subsidiaries as Material Domestic Subsidiaries to the effect that, after such designation, all of the remaining Non-Material Domestic Subsidiaries, taken as a whole, would not have aggregate assets equal to or in excess of $75,000,000.
“Material Indebtedness” means (a) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of any Borrower or any Subsidiary in an aggregate principal amount exceeding $50,000,000 and (b) Indebtedness subject to the Collateral Sharing Agreement or any Other Collateral Sharing Agreement. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means September 24, 2018.

“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Company or any of its ERISA Affiliates may have any liability, contingent or otherwise.
“Net Debt” means, on any date for the Company and its Subsidiaries on a consolidated basis, the excess, if any, of Indebtedness for the Company and its consolidated Subsidiaries over the Net Debt Cash Amount then available.
“Net Debt Cash Amount” means, on any date, that portion of the Company’s and its consolidated Subsidiaries’ aggregate cash and cash equivalents that is reflected on the consolidated balance sheet of the Company that is (x) not subject to any Lien, and (y) not disclosed as restricted cash or restricted cash equivalents in the Company's financial statements furnished to the Administrative Agent and Lenders in accordance with Section 5.01.
“Net Debt Leverage Ratio” means, at any time for the Test Period then most recently ended, (x) prior to the Senior Note Covenant Release Date, the ratio of “Consolidated Total Net Debt” to “Consolidated EBITDA”, as each term is defined in the Senior Note Purchase Agreement, and (y) subsequent to the Senior Note Covenant Release Date, the ratio of (i) Net Debt minus the principal portion of the Material Disposition Adjustment Amount, if any, to (ii) Adjusted EBITDA.
“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its consolidated Subsidiaries as determined in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligations (other than under any Loan Document) or applicable law.
“Non-Cooperative Jurisdiction” means, solely with respect to the Belgian Borrowers and extensions of credit thereto, a jurisdiction that is considered by the OECD Global Forum on Transparency and Exchange of Information for Tax Purposes as a jurisdiction not effectively and substantially implementing the OECD standard for exchange of information, or is a jurisdiction listed in Article 179 of the Royal Decree implementing the Belgian Income Tax Code as a jurisdiction without any tax system or having a nominal corporate income tax rate not exceeding ten per cent (10%) (as such list may be amended from time to time).
“Non-Material Domestic Subsidiary” has the meaning given to such term in the definition of Material Domestic Subsidiary.

“Non-US Subsidiary” means any Subsidiary that is not incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Obligations” means (a) (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers under this Agreement and the other Loan Documents, and (b) unless otherwise agreed upon in writing by the applicable Lender party thereto, all obligations of the Company or any Subsidiary, monetary or otherwise, under each Swap Agreement entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such Swap Agreement was entered into or any Banking Services Agreement; provided that the definition of “Obligations” shall not create any Guarantee by any Loan Party or Foreign Subsidiary Guarantor of (or grant of security interest by any Loan Party or Foreign Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Party or Foreign Subsidiary Guarantor for purposes of determining any Obligations of any Loan Party or Foreign Subsidiary Guarantor.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Other Collateral Sharing Agreement” means a collateral sharing (or similar) agreement in form and substance reasonably satisfactory to the Company and the Administrative Agent, which agreement shall be (a) substantially similar to the Collateral Sharing Agreement in effect immediately prior to the effectiveness of this Agreement and (b) no more restrictive on the Company or its Subsidiaries as the Collateral Sharing Agreement in effect as of the date hereof.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of any present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Loan Document, or sold or assigned an interest in any this Agreement or any Loan Document).
“Other Senior Indebtedness” means any Indebtedness of the Company or any Subsidiary thereof (i) with a payment and Lien priority that is pari passu with and otherwise equal to the Obligations (and that does not constitute subordinated, junior, second-lien or similar Indebtedness), (ii) that is subject to the Collateral Sharing Agreement or Other Collateral Sharing Agreement (including, without limitation, the holders thereof and any Liens granted in respect thereof), and (iii) when incurred, was incurred in compliance with the terms of this Agreement, including, without limitation, pro forma compliance with Section 6.09 hereof, in each case as such Indebtedness may be replaced or refinanced so long as no Default of Event of Default is then outstanding or results therefrom.
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.20(b)).
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning set forth in Section 11.04.
“Participant Register” has the meaning assigned to such term in Section 11.04.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in a type of business that complies with the requirements of Section 6.03, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken (including actions which may be required to be taken by an existing Subsidiary as a result of such acquisition) or shall be taken substantially simultaneously with the consummation of such acquisition, and (d) for any acquisition where the consideration therefor exceeds $100,000,000, (i) the Company shall have delivered written notice to the Administrative Agent thereof at least 10 days prior to the consummation thereof and (ii) the Company and its Subsidiaries shall be in compliance, on a pro forma basis reasonably acceptable to the Administrative Agent (as demonstrated in a written compliance certificate) after giving effect to such acquisition, with the covenants contained in Section 6.09 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available (and giving effect to the Leverage Holiday, if applicable), as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance.

“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;
(d)    Liens securing the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)    easements, zoning restrictions, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
(g)    Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;
(h)    the Lien created under the Foreign Subsidiary Pledge Agreement; and
(i)    Liens granted by (1) a Loan Party to another Loan Party, (2) a Subsidiary that is not a Loan Party to a Loan Party and (3) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party.
“Permitted Investments” means:
(a)    (i) US Dollars, Pounds Sterling, Euros, Canadian Dollars and Swiss Francs and (ii) any other currency of any sovereign nation not targeted for sanctions by OFAC not to exceed the US Dollar Equivalent of $15,000,000;
(b)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), any member state of the European Union, or any other sovereign nation not targeted for sanctions by the OFAC so long as the full faith and credit of such nation is pledged in support thereof;
(c)    investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of “A-2” or higher from S&P or “P−2” or higher from Moody’s;
(d)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any domestic or foreign commercial bank which has a combined capital and surplus of not less than $250,000,000;
(e)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (d) above;
(f)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, and (ii) have a credit rating of “A-2” or higher from S&P or “P−2” or higher from Moody’s; or
(g)    investments in funds of any Societe d’Investissement a Capital Variable or Fonds Commun de Placement maintained by a financial institution meeting the criteria described in clause (d) above and that invests primarily in cash and cash equivalents.
“Permitted Joint Venture” means, with respect to any specified Person, a joint venture (that for the avoidance of doubt is not itself a Subsidiary) of such Person, which joint venture is engaged in a similar business as the Company or Subsidiary making such investment.
“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.
“Permitted Receivables Facility Assets” means (a) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (b) loans to the Company and its Subsidiaries secured by Receivables

(whether now existing or arising in the future) of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.
“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (a) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, (b) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (c) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledged Collateral Release” has the meaning assigned to such term in Article VIII.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective, and such prime rate need not be the lowest interest rate charged by JPMorgan Chase Bank, N.A. in respect of loans or other extensions of credit.
“Pro Forma EBITDA” means, with respect to any target entity acquired pursuant to a Permitted Acquisition, the amount of the Target EBITDA of such target for the most recent trailing four (4) fiscal quarter period ending as of the last day of the fiscal quarter preceding the closing of the respective Permitted Acquisition for which financial statements are available, adjusted as provided herein. Such amount shall be determined by the Company and shall be subject to the review of the Administrative Agent acting in good faith, based upon and derived from financial information delivered to the Administrative Agent prior to the consummation of such Permitted Acquisition. In each instance, the historical Target EBITDA of such target shall be adjusted by an amount which gives effect to the prorating of any year-end adjustments made to the most recent annual financial statements of such target and which should have been accrued during such year in accordance with GAAP, all of which shall be reasonably determined by the Company, and reviewed by the Administrative Agent in good faith (Pro Forma EBITDA for such target as calculated as of such closing being referred to as the “Initial Pro Forma EBITDA”). After the closing of such Permitted Acquisition and unless otherwise agreed by the Administrative Agent and the Company, Pro Forma EBITDA with respect thereto shall equal Initial Pro Forma EBITDA multiplied by a fraction the numerator of which is three hundred sixty five (365) less the number of days after the closing of the Permitted Acquisition included in any period for which financial statements have been delivered and the denominator of which is three hundred sixty five (365).
“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the Business Day that is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Applicable Agent.
“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).
“Receivables Entity” means a wholly-owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Receivables Sellers” means the Company and/or those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents.
“Recipient” means, as applicable, (a) the Agents, (b) any Lender (and, in the case of a Lender that is classified as a partnership for U.S. Federal tax purposes, a Person treated as the beneficial owner thereof for US federal tax purposes) and (c) any Issuing Bank.

“Register” has the meaning assigned to such term in Section 11.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having Credit Exposures and unfunded Commitments representing greater than 50% of the sum of the total Credit Exposures and unfunded Commitments at such time.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interest in the Company or any Subsidiary thereof.
“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
“Revolving Credit Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each Revolving Lender’s Revolving Credit Commitment is set forth on Schedule 2.01. The aggregate amount of the Revolving Credit Commitments on the date hereof is the US Dollar Equivalent of $300,000,000.
“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the aggregate outstanding principal balance of such Revolving Lender’s Revolving Loans denominated in US Dollars, (b) the aggregate US Dollar Equivalent of the outstanding principal balance of such Revolving Lender’s Revolving Loans denominated in Alternative Currencies and (c) the aggregate amount of such Revolving Lender’s LC Exposure and Swingline Exposure at such time.
“Revolving Credit Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and, pursuant to the following, any Lender’s status as a Defaulting Lender at the time of determination. Notwithstanding the foregoing, in the case of Section 2.22 when a Defaulting Lender shall exist, “Revolving Credit Percentage” shall mean the percentage of the aggregate of the Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Revolving Lender’s Revolving Credit Commitment.

“Revolving Lender” means a Lender with a Revolving Credit Commitment.
“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Section 2.01(a).
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.
“Sanctions” means: (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the US government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) Her Majesty's Treasury of the United Kingdom; and (b) economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce or the US Department of the Treasury.
“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, any other EU Member State or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.
“Senior Note Covenant Release Date” means the earlier to occur of (x) the date on which the Senior Notes are repaid in full and the Senior Note Purchase Agreement is terminated (including, without limitation, the termination of all guarantees and collateral documentation delivered together therewith) and (y) the first date on which the financial covenants under the Senior Note Purchase Agreement are as restrictive as, or become less restrictive than, the financial covenants set forth in Section 6.09(b); provided, that the Administrative Agent, in its reasonable discretion and in consultation with the Company, shall make the determination as to whether such financial covenants are as restrictive or are less restrictive than those in Section 6.09(b)).
“Senior Note Purchase Agreement” means the Note Purchase Agreement dated March 1, 2006 and attached hereto as Exhibit G-1 by and among the Company, A. Schulman Europe GmbH & Co. KG, certain affiliates thereof and the Persons party thereto as purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Senior Notes” means the Senior Guaranteed Notes issued by A. Schulman Europe GmbH & Co. KG and the Company pursuant to the Senior Note Purchase Agreement in the form attached hereto as Exhibit G-2, as each may be amended, restated, supplemented, replaced or refinanced (so long as no Default or Event of Default is then outstanding or results from such replacement or refinancing) or otherwise modified from time to time.

“Significant Subsidiary” means at any time a Subsidiary of the Company which either (i) has assets in excess of 5% of Total Assets as determined as of the last day of the fiscal year immediately preceding the fiscal year in which such 5% amount is being determined, or (ii) accounted for more than 5% of the consolidated revenues of the Company and its Subsidiaries as determined as of the last day of the fiscal year immediately preceding the fiscal year in which such 5% amount is being determined.
“Specified Swap Obligation” shall mean, with respect to any Loan Party or Foreign Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Company; provided, that Persons that would be required in accordance with GAAP to be consolidated with the Company, but which are not otherwise controlled by the Company shall be “Subsidiaries” hereunder solely for the purpose of making calculations under Section 6.09 hereof, but shall not be “Subsidiaries” hereunder for purposes of any representation, warranty or other covenant hereunder.
“Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement substantially in the form of Exhibit D, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.
“Subsidiary Guarantors” means each Initial Subsidiary Guarantor and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person (except to the extent such successor or assign is relieved from its obligations under the Subsidiary Guarantee Agreement pursuant to the provisions of this Agreement); provided that any Person released from the Subsidiary Guarantee Agreement pursuant to the provisions of Section 5.09 shall no longer be a “Subsidiary Guarantor” unless and until such Person re-executes the Subsidiary Guarantee Agreement pursuant to the provisions of Section 5.09.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Swingline Exposure” means, at any time, the sum of (a) the US Swingline Exposure, and (b) the Foreign Swingline Exposure. The Swingline Exposure of any Lender shall be the sum of (a) the US Swingline Exposure for such Lender, if any, and (b) the Foreign Swingline Exposure for such Lender, if any, at such time.
“Swingline Lender” means the US Swingline Lender, or the applicable Foreign Swingline Lender, as the case may be.
“Swingline Loan” means a US Swingline Loan or a Foreign Swingline Loan, as the case may be.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (and any successor thereto).
“Target EBITDA” means, with respect to any Person acquired pursuant to a Permitted Acquisition, for any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP plus, to the extent deducted from revenues in determining the net income (or loss) of such Person and its Subsidiaries as described above, (i) for any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period, (ii) expenses for income taxes, (iii) depreciation, (iv) amortization, and (v) extraordinary, non-recurring or non-cash charges, minus, to the extent included in net income for such Person, extraordinary, non-recurring or non-cash gains.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Borrowing” means a Borrowing comprised of Term Loans.
“Term Loan Commitment” mean, with respect to any Term Loan Lender, the aggregate commitment of such Term Loan Lender to make Term Loans as set forth on Schedule 2.01. The aggregate amount of the Term Loan Commitments on the date hereof is $200,000,000.
“Term Loan” means a single Loan made by a Term Loan Lender during the period beginning on the Effective Date and ending November 8, 2013, with such Loan being made in the amount of such Term Loan Lender’s Term Loan Commitment pursuant to Section 2.01(b).
“Term Loan Lender” means a Lender having a Term Loan Commitment or that holds Term Loans.
“Term Loan Percentage” means, with respect to any Term Loan Lender, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Loan Lenders.
“Test Period” means each period of four consecutive fiscal quarters of the Company then last ended (in each case taken as one accounting period).
“Total Asset Test Amount” means, with respect to any fiscal year (the “Applicable Year”), the aggregate amount of Total Assets as in effect on the last day of the immediately preceding fiscal year plus with respect to any assets acquired during the Applicable Year as part of a Permitted Acquisition, the aggregate amount thereof as set forth in audited financials delivered to the Administrative Agent as part of such Permitted Acquisition.
“Total Assets” means at any time the total assets of the Company and its Subsidiaries on a consolidated basis which would be shown as assets of the Company and such consolidated Subsidiaries in the Company’s consolidated balance sheet in accordance with GAAP.
“Total Assets Limitation” means, at any time when the Net Debt Leverage Ratio (as determined pursuant to clause (y) of the definition thereof, irrespective of whether the Senior Note Covenant Release Date has occurred) is greater than 2.75 to 1.00, that the aggregate amount, on a pro forma basis (without duplication) of (x) Indebtedness described in Section 6.01(d)(vi), (y) Contingent Obligations described in Section 6.01(e)(v), and (z) investments, purchases, acquisition, sales, loans, Guarantees and advances described in Section 6.04(j) does not exceed 17.5% of Total Assets as determined as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Total Assets Limitation is being determined; provided, that the foregoing test shall be calculated on a pro forma basis at the time any of the foregoing transactions are consummated; provided, further, that to the extent one or more transactions (such as, but not limited to, investments, asset purchases or incurrences of Indebtedness) were permitted prior to the Total Asset Limitation being in effect, but such transactions, because of the foregoing 17.5% limitation, are no longer permitted because the Total Asset Limitation is in effect, the Company and its Subsidiaries shall promptly take all steps necessary to cause their compliance with the Total Asset Limitation, including, without limitation, repaying Indebtedness, terminating Contingent Obligations, or selling assets or investments.
“Total Leverage Ratio” means, at any time for the Test Period then most recently ended, for the Company and its Subsidiaries on a consolidated basis and calculated in accordance with GAAP, the ratio of (x) Indebtedness minus the principal portion of the Material Disposition Adjustment Amount, if any, at such time to (y) Adjusted EBITDA.
“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and each Borrowing Subsidiary Agreement, the execution, delivery and performance by the Borrowers and their applicable Affiliates of all other Loan Documents, the borrowing of Loans and the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the execution, delivery and performance by the Subsidiary Guarantors of the Subsidiary Guarantee Agreement.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in an Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.
“US Dollars” or “$” means the lawful money of the United States of America.
“US Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“US Swingline Rate” means either (a) the Alternate Base Rate, or (b) a rate mutually agreed upon by the Company and JPMorgan Chase Bank, N.A.
“US Swingline Loan” means a Loan made by the Swingline Lender to the Company pursuant to Section 2.04.
“US Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Wholly-Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares) is owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest (other than directors’ qualifying shares) and (c) any corporation, partnership, association, business trust or limited liability entity (i) that is formed under the laws of a jurisdiction other than the United States of America, any State thereof, or the District of Columbia and (ii) with respect to which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns all of the economic benefit of a 100% equity interest, whether through an agent or otherwise; provided, that, if such Person is prohibited by law from owning 100% of such economic benefit, such Person owns all of such economic benefit that it may lawfully own and in any event not less than 98% of the total economic benefit of ownership of such entity.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule, or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if GAAP is amended or revised subsequent to the date hereof to cause operating leases to be treated as capitalized leases, then such change shall not be given effect hereunder, and those types of leases which were treated as operating leases as of the date hereof shall continue to be treated as operating leases and not capitalized leases. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
SECTION 1.05.    Foreign Currency Calculations. (a) For purposes of determining the Revolving Credit Exposure, or any other amount as a result of foreign currency exchange rate fluctuation, the Administrative Agent or a Global Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Alternative Currency in which any requested or outstanding Letter of Credit is denominated and shall apply such Exchange Rates to determine such Revolving Credit Exposure (in each case after giving effect to any Borrowings to be made or repaid and any Letters of Credit to be issued, amended, renewed, extended or terminated, to the extent practicable on or prior to the applicable date for such calculation). The amount of any LC Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the Company shall be determined as set forth in paragraph (e) or (l) of Section 2.05, as applicable.
(b) For purposes of any determination under Section 6.01 or 6.02 or under paragraph (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at the Exchange Rate in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in the Exchange Rate from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections.

ARTICLE II

The Credits
SECTION 2.01.    Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Borrowers in US Dollars or Alternative Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 1.05 and 2.11(b), such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment, (ii) subject to Sections 1.05 and 2.11(b), the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments or (iii) subject to Sections 1.05 and 2.11(b), the US Dollar Equivalent of the total outstanding Revolving Loans, Foreign Swingline Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
(b)    Subject to the terms and conditions set forth herein, upon the request of the Company pursuant to Section 2.03, each Term Loan Lender with a Term Loan Commitment (severally and not jointly) agrees to make a Term Loan to the Company in US Dollars in an amount equal to such Lender’s Term Loan Commitment. All such Term Loans shall be made on the same date by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Such Term Loans shall be made, if at all, during the period beginning on the Effective Date and ending on November 8, 2013; no more than one request for a Term Loan may be made by the Company. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
SECTION 2.02.    Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Credit Commitments. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Loan Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.
(a)    Subject to Section 2.14,
(i)    each Borrowing (other than Swingline Loans) shall be comprised entirely of Eurocurrency Loans or ABR Loans, in each case as the applicable Borrower may request in accordance herewith; provided, that only the Company may request ABR Loans;
(ii)    each US Swingline Loan shall bear interest by reference to the US Swingline Rate; and
(iii)    each Foreign Swingline Loan shall bear interest by reference to the Foreign Swingline Rate.

Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16, 2.17, 2.20 and 2.22 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
(b)    Each Borrowing shall be in an aggregate principal amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing to the Company may be made in an aggregate amount that is equal to the aggregate available Revolving Credit Commitments, as the case may be, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Eurocurrency Revolving Borrowings outstanding.
(c)    Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.    Requests for Borrowings.
(a)    To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and the Administrative Agent, if the Applicable Agent is not the Administrative Agent) of such request by telephone (or, with respect to the Administrative Agent, by e-mail in accordance with Section 11.01):
(i)    in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing; and
(ii)    in the case of an ABR Borrowing not later than 2:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing.
Each telephonic or electronic Borrowing Request shall be irrevocable and shall be confirmed by 3:00 p.m. (Local Time) on the same Business Day by e-mail (if to the Administrative Agent), hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each telephonic, electronic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
1.    The Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);
2.    The currency and aggregate principal amount of the requested Borrowing;
3.    The date of the requested Borrowing, which shall be a Business Day;
4.    The Type of the requested Borrowing;

5.    In the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
6.    The location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
(b)    If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing in US Dollars by the Company, an ABR Borrowing, and (ii) in the case of any other Borrowing, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.
SECTION 2.04.    Swingline Loans. (a) Subject to the terms and conditions set forth herein, the US Swingline Lender agrees to make US Swingline Loans in US Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding US Swingline Loans exceeding $50,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments; provided that the US Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Subject to the terms and conditions set forth herein, the applicable Foreign Swingline Lender agrees to make Foreign Swingline Loans in US Dollars and Alternative Currencies to a Foreign Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the US Dollar Equivalent of the aggregate principal amount of outstanding Foreign Swingline Loans exceeding $25,000,000, (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments or (iii) the US Dollar Equivalent of the total outstanding Revolving Loans, Foreign Swingline Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit; provided that no Foreign Swingline Lender shall be required to make a Foreign Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the applicable Borrower shall notify the Applicable Agent of such request by telephone (or, with respect to the Administrative Agent, by e-mail in accordance with Section 11.01, and in any event as confirmed by telecopy), not later than (x) 2:00 p.m., New York city time on the day of a proposed US Swingline Loan and (y) 10:00 a.m. Local Time on the day of a proposed Foreign Swingline Loan. Each such notice shall be irrevocable, shall be deemed to certify that all conditions for a Borrowing set forth in this Agreement have been satisfied, and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and whether such Swingline Loan will be requested from the US Swingline Lender or Foreign Swingline Lender. The Applicable Agent will promptly advise the applicable Swingline Lender of any such notice received from such Borrower. The applicable

Swingline Lender shall, subject to the terms and condition of this Agreement, make each Swingline Loan available to the applicable Borrower (which may vary based upon whether such Swingline Loan is a US Swingline Loan or a Foreign Swingline Loan) by depositing the same, in immediately available funds, to an account of such Borrower designated by such Borrower or the Company on behalf of such Borrower with the Administrative Agent or the applicable Global Agent, as applicable, or, solely with respect to US Swingline Loans by wire transfer to an account specified by the Company in the applicable borrowing request (or, in the case of a US Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan. Notwithstanding the foregoing or anything to the contrary set forth herein, if the applicable Foreign Swingline Lender or the Administrative Agent determine, in their respective sole discretion, that Foreign Swingline Loans will not be available for the applicable Foreign Borrower on a same-day basis, then such Foreign Swingline Lender shall not be required to extend any Foreign Swingline Loans to such Foreign Borrower.
(c)    A Swingline Lender may by written notice given to the Applicable Agent not later than 1:00 p.m., Local Time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding to such Swingline Lender. Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Revolving Credit Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of the applicable Swingline Lender, such Lender’s Revolving Credit Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Applicable Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to such Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by such Agent shall be promptly remitted by such Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to such Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

SECTION 2.05.    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Company or a Foreign Borrower may request the issuance, for its own account and for the benefit of the Company, the applicable Foreign Borrower, or any Subsidiary of the Company, as applicable, of Letters of Credit denominated in US Dollars or in any Alternative Currency, in a form reasonably acceptable to the Administrative Agent, the applicable Global Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company or the applicable Foreign Borrower, as the case may be, with the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company or the applicable Foreign Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank, the Administrative Agent and, if applicable, the relevant Global Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be US Dollars or an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company or the applicable Foreign Borrower, as the case may be, also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Company or the applicable Foreign Borrower, as the case may be, shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments, (ii) the US Dollar Equivalent of the total outstanding Revolving Loans, Foreign Swingline Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit and (iii) the aggregate face amount of all outstanding Letters of Credit shall not exceed the US Dollar Equivalent of $75,000,000.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination upon notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date. Notwithstanding the foregoing, (1) any Letter of Credit with an expiration date one (1) year after issuance may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above, subject to the immediately succeeding clause (2)) including pursuant to customary automatic renewal provisions agreed upon by the applicable Borrower and the Issuing Bank, subject to a right on the part of the Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary of such Letter of Credit in advance of any such renewal, and (2) a Letter of Credit may expire up to one year beyond the Maturity Date (A) on terms and conditions acceptable to the Company, the Administrative Agent and the Issuing Bank and (B) if such Letter of Credit has been cash collateralized by the Company in an amount equal to 105% of the face amount of such Letter of Credit, or otherwise dealt with in a manner acceptable to the Administrative Agent and the Issuing Bank, in each case on terms, conditions and manner acceptable to the Administrative Agent and the Issuing Bank, each in its sole discretion, at least 10 days prior to the Maturity Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each such Revolving Lender, and each such Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Applicable Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Revolving Credit Percentage of (i) each LC Disbursement made by the Issuing Bank in US Dollars and (ii) the US Dollar Equivalent, using the Exchange Rates in effect on the date such payment is required, of each LC Disbursement made by such Issuing Bank in an Alternative Currency, and in each case, not reimbursed by the Company or the applicable Foreign Borrower, as the case may be, on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company or the applicable Foreign Borrower, as the case may be, for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the US Dollar Equivalent thereof using the Exchange Rates on the date of such refund). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company or the applicable Foreign Borrower, as the case may be, shall reimburse such LC Disbursement by paying to the Administrative Agent or the applicable Global Agent, as applicable, an amount equal to such LC Disbursement not later than 2:00 p.m., Local Time, on the next Business Day following the date that such LC Disbursement is made; provided that the Company or the applicable Foreign Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with (x) an ABR Revolving Borrowing or US Swingline Loan if for the Company and denominated in US Dollars, or (y) a Foreign Swingline Loan for the applicable Foreign Borrower if for a Foreign Borrower and denominated in US Dollars or an Alternative Currency, in any case in an equivalent amount and, to the extent so financed, the Company’s or the applicable Foreign Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, US Swingline Loan, or Foreign Swingline Loan, as the case may be. If the Company or the applicable Foreign Borrower, as the case may be, fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the Company’s or the applicable Foreign Borrower’s (as the case may be) obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such LC Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent or the applicable Global Agent, as the case may be, shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Company or the applicable Foreign Borrower, as the case may be, in respect thereof and such Revolving Lender’s Revolving Credit Percentage thereof. Promptly following receipt of such notice, each such Revolving Lender shall pay to the Administrative Agent or the relevant Global Agent, as applicable, its Revolving Credit Percentage of the payment then due from the Company or the applicable Foreign Borrower, as the case may be, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent or the relevant Global Agent, as applicable, shall promptly pay to the applicable Issuing Bank in US Dollars or US Dollar Equivalent, as applicable, the amounts so received by it from such Revolving Lenders. Promptly following receipt by the Administrative Agent or the relevant Global Agent, as applicable, of any payment from the Company or the applicable Foreign Borrower pursuant to this paragraph, the Administrative Agent or the relevant Global Agent, as applicable, shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, US Swingline Loans or Foreign Swingline Loans, as contemplated above) shall not constitute a Loan and shall not relieve the Company or the applicable Foreign Borrower of its obligation to reimburse such LC Disbursement. If the Company’s or the applicable Foreign Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the relevant Global Agent, the applicable Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in US Dollars, the Company or the applicable Foreign Borrower shall, at its option and in compliance with all applicable exchange control restrictions, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Global Agent, the relevant Issuing Bank or Revolving Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in US Dollars, in an amount equal to the US Dollar Equivalent, calculated using the applicable Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement.
(f)    Obligations Absolute. Each of the Company’s and the applicable Foreign Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s or the applicable Foreign Borrower’s obligations hereunder. Neither the Agents, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company or the applicable Foreign Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company and the applicable Foreign Borrower to the extent permitted by applicable law) suffered by the Company or the applicable Foreign Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent, the relevant Global Agent, the Company and the applicable Foreign Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company or the applicable Foreign Borrower, as the case may be, shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company or the applicable Foreign Borrower, as the case may be, reimburses such LC Disbursement, (i) if such LC Disbursement is made in US Dollars, and at all times following the conversion to US Dollars of an LC Disbursement made in an Alternative Currency pursuant to paragraph (e) above, at the rate per annum then applicable to ABR Revolving Loans, and (ii) if such LC Disbursement is made in an Alternative Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) above, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time; provided that, if the Company or the applicable Foreign Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing under clauses (h) or (i) under Article VII, or if any other Event of Default shall occur and be continuing and the Required Lenders make a demand under this Section, and the Company and the applicable Foreign Borrower receive notice (and such Foreign Borrower shall be deemed to receive any notice received by the Company) from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in US Dollars in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Company is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (h) or (i) under Article VII. For the purposes of this paragraph, the Alternative Currency LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to the Company or such cash collateralization otherwise becomes due and payable. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived. To the extent the Company does not fulfill its obligations under this Section with respect to a Letter of Credit issued for the account of a Foreign Borrower, such Foreign Borrower shall satisfy such obligations in respect of such Letter of Credit.
(k)    Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent and the Global Agents (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Company or the applicable Foreign Borrower, as the case may be, fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.
(l)    Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company or the applicable Foreign Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent or the relevant Global Agent, as applicable, in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Applicable Agent and the Applicable Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, in each case, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Global Agents, the applicable Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars.
SECTION 2.06.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 11:00 a.m., Local Time, to the account of the Applicable Agent most recently designated for such purpose for Loans of such Class and currency by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained by the Applicable Agent (i) in New York City, in the case of Loans made to the Company, (ii) in Brussels, Belgium, in the case of Loans made to the Foreign Borrowers party hereto as of the Effective Date, (iii) subject to the limitations set forth in Section 2.21, in such location(s) as may be agreed upon by the Administrative Agent and the Company with respect to any Foreign Borrower not identified in clause (ii) hereof, or (iv) or in any case, by wire transfer to an account specified by such Borrower in the applicable Borrowing Request that is not in contravention of this Agreement; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone (or, if to the Administrative Agent, by e-mail in accordance with Section 11.01) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic (or electronic) Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or currency pursuant to which such Borrowing was made.
(c)    Each telephonic, electronic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    the Type of the resulting Borrowing; and
(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a Eurocurrency Borrowing denominated in US Dollars and made to the Company, be converted to an ABR Borrowing, and (ii) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing borrowed by the Company in US Dollars may be converted to or continued at the end of the then current Interest Period as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall (A) in the case of such a Borrowing by the Company in US Dollars, be converted into an ABR Borrowing at the end of the Interest Period applicable thereto, and (B) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.
SECTION 2.08.    Termination and Reduction of Commitments. (a)  Unless previously terminated in accordance with the terms of this Agreement, the Revolving Credit Commitments shall terminate on the Maturity Date, and the Term Loan Commitments shall terminate upon the close of business on the earlier of (a) November 8, 2013 and (b) the date on which the Term Loans are made.
(a)    The Company may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of the Borrowing Multiple for a Eurocurrency Borrowing denominated in US Dollars and not less than the Borrowing Minimum for a Eurocurrency Borrowing denominated in US Dollars, and (ii) the Company shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Credit Exposures would exceed the aggregate Revolving Credit Commitments.
(b)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitments shall be permanent. Each reduction of the

Revolving Credit Commitments shall be made ratably among the Revolving Lenders with their respective Revolving Credit Commitments.
SECTION 2.09.    Increase in Commitments.
(a)    At any time and from time to time prior to the Maturity Date, the Company may, by written notice to the Administrative Agent (which the Administrative Agent shall promptly furnish to each Lender), request that one or more Persons (which may include the then-existing Lenders) (A) offer to increase their Revolving Credit Commitments or to make additional Revolving Credit Commitments (if they are not already Lenders) (such increased and/or additional Revolving Credit Commitments being a “Revolving Credit Commitment Increase”) or (B) enter into one or more tranches of term loans (such additional term loans being an “Incremental Term Loan” and together with any Revolving Credit Commitment Increases, a “Commitment Increase”) under this paragraph (a), it being understood that (x) if such offer is to be made by a Person that is not already a Lender, the Administrative Agent shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 11.04(b) in the event of an assignment to such Person (such consent not to be unreasonably withheld) and (y) the Company may agree to accept less than the amount of any Commitment Increase so requested; provided that the minimum aggregate principal amount accepted shall equal the lesser of (i) $10,000,000 or (ii) the offered Commitment Increase. The minimum aggregate principal amount of any Commitment Increase shall be $10,000,000 (or such lesser amount as may be agreed by the Administrative Agent). In no event shall the aggregate amount of all Commitment Increases pursuant to this paragraph (a) exceed $250,000,000. The Company may arrange for one or more banks or other financial institutions, which may include any Lender, to extend Revolving Credit Commitments, increase their existing Revolving Credit Commitments or provide Incremental Term Loans in an aggregate amount equal to the amount of the Commitment Increase. In the event that one or more of such Persons offer to increase or enter into such Revolving Credit Commitments, and such Persons, the Company, any other applicable Borrower and the Administrative Agent agree as to the amount of such Revolving Credit Commitments to be allocated to the respective Persons making such offers and the fees (if any) to be payable by the Company in connection therewith, the Company, any other applicable Borrower, such Persons, the Administrative Agent and any other Applicable Agent shall execute and deliver an appropriate amendment to this Agreement, which amendment shall specify, among other things, the procedures for reallocating any outstanding Revolving Credit Exposure (as applicable). The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans and the Term Loans, (b) shall not mature earlier than the Maturity Date (but may partially amortize prior to such date) and (c) shall be treated substantially the same hereunder as (and in any event no more favorably than) the Revolving Loans and the Term Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently (which pricing shall be deemed to include any upfront fees, original issue discount, arrangement fees and any similar fees in connection therewith) than the pricing applicable to the Revolving Loans and the Term Loans. Incremental Term Loans may be made hereunder pursuant to an amendment, restatement or amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan

Documents, executed by the Borrowers, each Lender participating in such tranche, each Person joining this Agreement as Lender by participation in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Company and the Administrative Agent, to effect the provisions of this Section 2.09. Notwithstanding anything to the contrary set forth herein, the Agents shall have at least 15 Business Days, but no more than 20 Business Days, prior to the proposed effective date for such an increase to obtain administrative details from Lenders increasing their Commitments or Persons becoming new Lenders hereunder and to otherwise administer such increase, including processing Borrowing Requests and determining whether breakage amounts, if any, will be required to be paid by the Borrowers. No such increase shall be effective until such administration period has expired.
(b)    Notwithstanding the foregoing, no increase in the Revolving Credit Commitments (or in the Revolving Credit Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this Section 2.09 unless on the proposed date of the effectiveness of such Commitment Increase (i) the Administrative Agent shall have received a certificate dated such date and executed by a Financial Officer of the Company that the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall have been satisfied or waived by the Required Lenders and (ii) the Administrative Agent shall have received documents from the Borrower consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such Commitment Increase; provided that delivery of a certificate by a Financial Officer of the Company certifying that the resolutions entered into by the Company and its Subsidiaries and delivered to the Administrative Agent pursuant to Section 4.01(d) are in full force and effect on the date thereof and that such resolutions have not been modified, rescinded or amended shall be deemed sufficient evidence of power and authority to incur any Commitment Increase hereunder (and any Loans thereunder). Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Credit Commitment hereunder, or provide Incremental Term Loans, at any time.
SECTION 2.10.    Repayment of Loans; Evidence of Debt.
(a)    (i) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Borrowing of such Borrower no later than the Maturity Date; and (ii) the Company hereby unconditionally promises to pay to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five (5) Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made to a Borrower, such Borrower shall repay all Swingline Loans then outstanding to such Borrower; provided, further, that so long as the conditions for a Borrowing have been satisfied, a Borrower may use Revolving Borrowing proceeds to repay a Swingline Loan. Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan. The Company shall repay Term Loans on the last Business

Day of each February, May, August and November to occur during the term of this Agreement (beginning November 29, 2013) in an amount equal to (x) for the first twelve fiscal quarters to occur after the Effective Date, 1.25% of the aggregate principal amount of the Term Loans determined as of the date the Term Loans are made and (y) thereafter, 1.875% of the aggregate principal amount of the Term Loans determined as of the date the Term Loans are made.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Company and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11.    Prepayment of Loans.
(a)    Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section, in a minimum amount equal to (i) $1,000,000 or any integral multiple of $500,000 (or the US Dollar Equivalents thereof) in excess thereof in the case of any Borrowing denominated in US Dollars or an Alternative Currency other than Euro or Pounds Sterling, (ii) €500,000 or any integral multiple of €250,000 in excess thereof in the case of any Borrowing denominated in Euro or (iii) £500,000 or any integral multiple of £250,000 in excess thereof in the case of any Borrowing denominated in Pounds Sterling; provided that the foregoing shall not prohibit prepayment in an amount less than the denominations specified above if the amount of such prepayment constitutes the remaining outstanding balance of the Borrowing being prepaid.

(b)    In the event and on such occasion that (i) the sum of the Revolving Credit Exposures exceeds the total Revolving Credit Commitments, or (ii) the aggregate amount of the Revolving Credit Exposures denominated in Alternative Currencies exceeds the Foreign Currency Sublimit, the Borrowers shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in the case of Revolving Credit Exposure in respect of the Company, or deposit cash collateral in an account with the applicable Global Agent), in an aggregate amount equal to such excess; provided that if such excess arises solely as a result of currency rate fluctuations and such excess is not greater than 5% of the Foreign Currency Sublimit, such prepayment or deposit, as the case may be, shall not be required; provided further, that the Foreign Borrowers shall not be required to make any payment pursuant to this Section 2.11(b) in an amount that exceeds the Foreign Obligations.
(c)    Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.
(d)    The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (or by e-mail in accordance with Section 11.01 with respect to the Administrative Agent, and in any event as confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., Local Time, three (3) Business Days before the date of such prepayment, and (ii) in the case of an ABR Borrowing or a Swingline Loan, not later than 2:00 p.m., Local Time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing and each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing in such order of application as directed by the Company. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
SECTION 2.12.    Fees.
(a)    The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Revolving Credit Commitment of such Revolving Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which the Revolving

Credit Commitment terminates; provided that, if such Revolving Lender continues to have any Revolving Credit Exposure after its Revolving Credit Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Revolving Lender’s Revolving Credit Exposure from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last Business Day of February, May, August and November of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee equal to 0.125% times the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to Letters of Credit issued by such Issuing Bank, during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of February, May, August, and November of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the average daily amount of any LC Exposure for any period under this Section 2.12(b) the average daily amount of the Alternative Currency LC Exposure for such period shall be calculated by multiplying (i) the average daily balance of each Alternative Currency Letter of Credit (expressed in the currency in which such Alternative Currency Letter of Credit is denominated) by (ii) the Exchange Rate for each such Alternative Currency in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate.
(c)    The Company agrees to pay to the Administrative Agent and the Lead Arrangers, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company, the Administrative Agent and the Lead Arrangers. The Company and the

Borrowers jointly and severally agree to pay to the Global Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Global Agents.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Applicable Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13.    Interest. (a) The Revolving Loans comprising each ABR Revolving Borrowing (other than each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Revolving Loans. The Term Loans comprising each ABR Term Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Term Loans. US Swingline Loans shall bear interest at a rate per annum equal to the US Swingline Rate plus the Applicable Rate for ABR Revolving Loans. Foreign Swingline Loans shall bear interest at a rate per annum equal to the Foreign Swingline Rate plus the Applicable Rate for Eurocurrency Revolving Loans.
(b)    The Revolving Loans comprising each Eurocurrency Revolving Borrowing by any Borrower shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurocurrency Revolving Loans. The Term Loans comprising each Eurocurrency Term Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurocurrency Term Loans.
(c)    Notwithstanding the foregoing, during the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.02(b) requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Borrowing shall bear interest at the rate otherwise applicable thereto plus 2% per annum, (ii) the Letter of Credit participation fee provided for in Section 2.12(b) shall be increased by 2% per annum, and (iii) all other then outstanding Obligations which are then due and owing (such as fees and expenses) bear interest at the rate applicable to ABR Term Borrowings as provided in paragraph (b) of this Section plus 2% per annum; provided that, during the continuance of an Event of Default described in clause (h) or (i) of Article VII, the interest rates set forth in clause (i) above, the increase in the Letter of Credit participation fee set forth in clause (ii) above, and the accrual of interest described in clause (iii) above shall be applicable to all Borrowings, Letters of Credit and other amounts without any election or action on the part of any Agent or any Lender.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current

Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Subject to Section 2.13(f), all interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Applicable Agent in accordance with the terms of this Agreement, and such determination shall be conclusive absent manifest error.
(f)    The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
(g)    Notwithstanding any other provision of this Agreement, if and to the extent that the laws of any jurisdiction in which a Borrower is organized or from which Loans are made are applicable to interest payable under this Agreement, no interest on the credit advanced will be payable in excess of that permitted by such laws.
SECTION 2.14.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing in any currency:
(a)    the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable (including, without limitation, by means of an Interpolated Rate) means do not exist for ascertaining the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period; or
(b)    the Applicable Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Applicable Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in such currency shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is a Eurocurrency Borrowing in US Dollars by the Company, as an ABR Borrowing, or (B) in the case of any other Eurocurrency Borrowing, as a Borrowing bearing interest at such rate as the Applicable Agent shall determine, after consultation with the Lenders, adequately reflects the costs to the Lenders of making or maintaining their Loan (with the understanding that after such rate is determined, such Borrowing shall bear interest at such determined rate plus the Applicable Rate for Eurocurrency Loans of the applicable Class), and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, unless the applicable Borrower notifies the Applicable Agent in writing prior to the date on which such Borrowing is requested to be made that it wishes to revoke such Borrowing Request, (A) if such Borrowing is a Eurocurrency Borrowing in US Dollars by the Company, such Borrowing shall be made as an ABR Borrowing, and (B) in the case of any other Eurocurrency Borrowing, such Borrowing shall be made as a Borrowing bearing interest at such rate as the Applicable Agent shall determine adequately reflects the costs to the Lenders of making or maintaining their Loans (with the understanding that after such rate is determined, such Borrowing shall bear interest at such determined rate plus the Applicable Rate for Eurocurrency Loans of the applicable Class).
SECTION 2.15.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;
(ii)    impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (h) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender, Issuing Bank or such other Recipient (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the such Lender, Issuing Bank or such other Recipient, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as such Lender, Issuing Bank or such other Recipient, as applicable, then reasonably determines to be relevant; provided that none of such Lender, Issuing Bank or such other Recipient, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith.

(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the other Borrowers to pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company and the other Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17.    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party or Foreign Subsidiary Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party or Foreign Subsidiary Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)     The Loan Parties and Foreign Subsidiary Guarantors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment by the Administrative Agent of any Other Taxes.
(c)    As soon as practicable after any payment of Taxes by any Loan Party or Foreign Subsidiary Guarantor to a Governmental Authority pursuant to this Section 2.17, such Loan Party or Foreign Subsidiary Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties and Foreign Subsidiary Guarantor. The Loan Parties or Foreign Subsidiary Guarantor (as applicable) shall indemnify each Recipient, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Loan Party or Foreign Subsidiary Guarantor by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify each Agent, within 10 Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party or Foreign Subsidiary Guarantor (as applicable) has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties or Foreign Subsidiary Guarantors (as applicable) to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by an Agent to the Lender from any other source against any amount due to an Agent under this paragraph (e).
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the previous two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner (including a Foreign Lender that is a partnership or participating Lender), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents that would be required from each beneficial owner (or partner of such partnership) pursuant to clauses (B)(1) – (3) above if such beneficial owner (or partner) were a Lender, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.17 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)    Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) to the extent that such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    Non-Cooperative Jurisdictions. Solely in respect of the Belgian Borrowers and extensions of credit thereto, the Credit Parties hereby agree as follows: (A) for purposes of extending credit to the Belgian Borrowers, the Credit Parties may not be incorporated, domiciled or residing in a Non-Cooperative Jurisdiction and, for the purposes of the Loan Documents, may not be acting through any establishment it may have in a Non-Cooperative Jurisdiction, and the Credit Parties may not change the jurisdiction of their loan office to a Non-Cooperative Jurisdiction and (B) As of the date of this Agreement or the date on which it becomes a party hereto, each Credit Party represents, for itself as of such date, that it is not incorporated, domiciled or residing in a Non-Cooperative Jurisdiction and that, for the purposes of extending credit to the Belgian Borrowers, it will not be acting through any establishment it may have in a Non-Cooperative Jurisdiction. The foregoing shall not apply to any other Borrower.
(j)    For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.18.    Intentionally Omitted.
SECTION 2.19.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs; Allocation of Proceeds. (a)  Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 and 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.19 or, in any such case, to such other account as the Applicable Agent shall from time to time specify in a notice delivered to the Company, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 11.03 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document of principal or interest in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement, and all other payments hereunder or under any other Loan Document shall be made in US Dollars, except as otherwise expressly provided. Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment. Any payment required to be made by a Borrower hereunder shall be deemed to have been made by the time required if such Borrower shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Borrower to make such payment.
(a)    If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(b)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, participations in LC Disbursements and Swingline Loans, as the case may be, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(c)    Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate determined by the Applicable Agent in accordance with banking industry practices on interbank compensation.
(d)     If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.19(d) or 11.03(c), then any Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by such Agent for the account of such Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which such Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined such Agent in its discretion.
(e)    Subject to the requirements of the Collateral Sharing Agreement and any Other Collateral Sharing Agreement, any proceeds of (x) any asset (including any Equity Interest) securing the Obligations or (y) payments made by the Loan Parties under the Loan Documents received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents and the Issuing Banks from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and to payment of any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations, ratably (with amounts applied to the Term Loans applied to installments of the Term Loans ratably in accordance with the then outstanding amounts thereof), fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Obligation due to the Agents or any Lender by the Borrowers. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
SECTION 2.20.    Mitigation Obligations; Replacement of Lender. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(a)    If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, or if any Lender refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement or any other Loan Document requiring the consent of the Required Lenders or all Lenders (or all affected Lenders) pursuant to Section 11.02, and the same has been approved by such Lenders, as applicable (or would have been approved by such Lenders with the disapproving Lender’s consent), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
SECTION 2.21.    Designation of Subsidiary Borrowers. (a) The Company may at any time and from time to time designate any Foreign Subsidiary as a Foreign Borrower with the ability to request credit under the Revolving Credit Commitment upon satisfaction of the following conditions:
(i)    The Administrative Agent shall have received a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and the Administrative Agent and the Lenders shall have consented to the applicable Foreign Subsidiary becoming a Foreign Borrower hereunder.
(ii)    The Administrative Agent shall have received evidence satisfactory to the Administrative Agent and the Lenders that (A) no withholding tax shall apply to any sum payable by such Subsidiary to any Lender under the Loan Documents, (B) gross-up obligations contained in the Loan Documents protect the Administrative Agent and the Lenders from any economic effect of such withholding obligations, and (C) the laws and regulations of the jurisdictions in which such Subsidiary is organized and is located permit extensions of credit and other financial accommodations from the United States of America into such jurisdictions.
(iii)    The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended) in respect of such Subsidiary, including, without limitation, an update of Schedule 3.01.
(iv)    Subject to the Pledged Collateral Release, the Collateral Agent shall have received a pledge of certain of the Equity Interests of such Foreign Subsidiary (as contemplated by the Foreign Subsidiary Pledge Agreement) if such Foreign Subsidiary is directly owned by the Company or a Subsidiary Guarantor.
(v)    The Administrative Agent shall have received organizational documents, authorizing resolutions, officers’ certificates, legal opinions and such other instruments, documents and agreements in respect of such Subsidiary as the Administrative Agent may reasonably request.
(b)    Upon satisfaction of the conditions set forth in paragraph (a) of this Section 2.21, such Subsidiary shall for all purposes of this Agreement be a Borrower with the ability to request credit under the Revolving Credit Commitments, and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrower, and a party to this Agreement. Notwithstanding the preceding sentence, (x) no particular Subsidiary may be added and terminated under this Section 2.21 more than twice during the term of this Agreement and (y) no Borrowing Subsidiary Termination will become effective as to any Borrower at a time when any principal of or interest on any Loan to such Borrower, shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Borrower, to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.
(c)    The Borrowers acknowledge and agree that the addition of certain Foreign Subsidiaries as Foreign Borrowers may require Lenders to possess EU Lending Passports. If each Lender does not possess an EU Lending Passport and otherwise is unable to extend credit to the proposed Foreign Borrower without withholding tax or regulatory issues (as determined by each such Lender in its reasonable discretion), then such Foreign Subsidiary shall not be added as a Foreign Borrower hereto.
(d)    Notwithstanding the foregoing or anything to the contrary set forth herein, a Subsidiary of the Company organized under the laws of Luxembourg may become a Foreign Borrower hereunder without the prior consent or approval of the Lenders so long as (x) such joinder occurs no later than September 24, 2016 and (y) all of the other requirements of this Section 2.21 have been satisfied (including all tax, regulatory, and know your customer requirements).

SECTION 2.22.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)     fees shall cease to accrue on the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)     the Commitment and/or Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)     if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    so long as no Event of Default is then outstanding, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall, or shall cause the applicable Borrowers, within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Company’s or the applicable Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized and such Lender remains a Defaulting Lender;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)     so long as such Lender is a Defaulting Lender, the Swingline Lender(s) shall not be required to fund any Swingline Loan thereunder, and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.22(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender(s) or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the applicable Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to such Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the applicable Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Percentage and such Lender shall no longer constitute a Defaulting Lender.

ARTICLE III

Representations and Warranties
Each Borrower represents and warrants to the Lenders that:
SECTION 3.01.    Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required by applicable law. The information for each of the Borrowers set forth in Schedule 3.01 is true, accurate and complete as of the Effective Date.
SECTION 3.02.    Authorization; Enforceability. The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each Borrowing Subsidiary Agreement has been duly executed and delivered by the Borrower party thereto and constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Subsidiary Guarantee Agreement has been duly executed and delivered by each Subsidiary Guarantor and constitutes a legal, valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material applicable law or regulation applicable to the Company or its Subsidiaries, and will not violate the charter, by-laws or other organizational or constitutional documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any Material Indebtedness to be paid by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than the Lien created by the Foreign Subsidiary Pledge Agreement).
SECTION 3.04.    Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended August 31, 2012, reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(a)    Since August 31, 2012, there has been no material adverse change in the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole.
SECTION 3.05.    Properties; Insurance. (a)  Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(a)    Each of the Company and its Subsidiaries owns, is licensed, or otherwise has in its possession and uses all trademarks, tradenames, copyrights, patents and other intellectual property necessary to conduct its business as presently conducted. The Company and its Subsidiaries have not received any written notice that their respective use of any of the foregoing infringes in any material respect upon the intellectual property rights of any other Person.
(b)    Each of the Company and its Subsidiaries maintains, with financially sound insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or each such Subsidiary, as applicable, operates.
SECTION 3.06.    Litigation, Environmental and Labor Matters. (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(a)    Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received written, or to the knowledge of the Company or any such Subsidiary, other notice that it is subject to any Environmental Liability, or (iii) has received written, or to the knowledge of the Company or any such Subsidiary, other notice of any claim with respect to any Environmental Liability.
(b)    There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 3.07.    Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.08.    Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09.    Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all income and other material Tax returns and reports required to have been filed and has paid or caused to be paid all income and other material Taxes shown on such returns and reports to be due and payable by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.    ERISA. No ERISA Event has occurred, and no ERISA Event with respect to any Plan or Foreign Pension Plan is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11.    Subsidiaries; Ownership of Capital Stock. As of the Effective Date, Schedule 3.11 sets forth all of the Company’s Subsidiaries, the jurisdiction of organization or incorporation of each of its Subsidiaries and the identity of the holders of all shares or other interests of each class of Equity Interests of each of its Subsidiaries and identifies those Subsidiaries that are Material Domestic Subsidiaries.
SECTION 3.12.    Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, as of the date hereof, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company to any Agent, any Issuing Bank or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, and other forward-looking statements, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (and the Lenders acknowledge that projections are not to be viewed as facts, and are inherently unreliable, and that actual performance may differ materially from the projections).
SECTION 3.13.    Liens. There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted under Section 6.02.

SECTION 3.14.    Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
SECTION 3.15.    OFAC; Sanctions. The Company and its Subsidiaries have conducted their business in compliance with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. Neither the Company nor any of its Subsidiaries and, to the knowledge of the Company and its Subsidiaries, none of their respective directors, officers, employees, agents or representatives acting or benefiting in any capacity in connection with the credit facilities evidenced hereby (a) is a Designated Person, (b) is a Person that is owned or controlled by a Designated Person, (c) is located, organized or resident in a Sanctioned Country, or (d) has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country, or (3) otherwise in violation of Sanctions.
SECTION 3.16.    Senior Note Purchase Agreement. Attached hereto as (a) Exhibit G-1 is the Senior Note Purchase Agreement and (b) Exhibit G-2 are the Senior Notes, in each case as is in full force and effect as of the date hereof.
ARTICLE IV

Conditions
SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent (or its counsel) shall have received from each Initial Subsidiary Guarantor either (i) a counterpart of the Subsidiary Guarantee Agreement signed on behalf of such Subsidiary Guarantor or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guarantee Agreement.
(c)    The Administrative Agent shall have received a favorable written legal opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vorys, Sater, Seymour and Pease LLP, counsel for the Company, in form and substance reasonably satisfactory to the Administrative Agent and consistent with the opinion delivered in connection with the Existing Credit Agreement. The Borrowers hereby request such counsel to deliver such opinion. The Administrative Agent shall also have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Cleary Gottlieb Steen

& Hamilton LLP, special Belgian counsel to the Borrowers, in form and substance reasonably acceptable to the Administrative Agent and consistent with the opinion delivered by Belgian counsel in connection with the Existing Credit Agreement. The Borrowers hereby request such counsel to deliver such opinions.
(d)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers and the Initial Subsidiary Guarantors, the authorization of the Transactions and any other legal matters relating to the Borrowers or any Initial Subsidiary Guarantor, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel, including all of the agreements, documents and instruments set forth in Exhibit F hereto (including, without limitation, affirmations of the Collateral Sharing Agreement and the Foreign Subsidiary Pledge Agreement duly executed by the Loan Parties and a joinder to the Collateral Sharing Agreement duly executed by A. Schulman Plastics BVBA).
(e)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(f)    The Administrative Agent, the Lead Arranger and the Lenders shall have received all other fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced and received no less than two (2) Business Days in advance, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.
(g)    The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act, and, if applicable, the Money Laundering Regulations 2003 of the United Kingdom (as amended).
(h)    The Administrative Agent shall have received (i) audited consolidated financial statements of the Company for the fiscal years ended August 31, 2011 and August 31, 2012, (ii) unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph with respect to which such financial statements are available, (iii) statements of profits and losses for those subsidiaries of the Company organized in Europe and Asia on a consolidated basis for the fiscal years ended August 31, 2011 and August 31, 2012 and (iv) satisfactory financial statement projections through and including the Company’s 2018 fiscal year together with such information as the Administrative Agent shall reasonably request (including, without limitation, a satisfactory description of the assumptions used in preparing such projections).
The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section

11.02) at or prior to 3:00 p.m., New York City time, no later than September 30, 2013 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrowers set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)    No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or any Issuing Bank or Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.
(d)    Schedule 3.01 shall be true, accurate and complete as the date such Borrowing, issuance, amendment, renewal or extension is requested and as of the date such Borrowing, issuance, amendment, renewal or extension is made or otherwise given effect, and the applicable Borrower shall represent and warrant thereto.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V

Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
SECTION 5.01.    Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:
(e)    within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.aschulman.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent and the Lenders of each posting to such sites upon the occurrence thereof.
(f)    within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and related unaudited statements of operations, stockholders’ equity, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.aschulman.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent and the Lenders of each posting to such sites upon the occurrence thereof.
(g)    no later than 15 Business Days after the 90th day after the end of each of the Company’s fiscal years (as contemplated in Section 5.01(a)), and no later than 15 Business Days after the 60th day after the end of each of the Company’s first three fiscal quarters of each fiscal year (as contemplated in Section 5.01(b)), a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred specifying the effect of such change on the financial statements accompanying such certificate.
(h)    concurrently with the delivery of any compliance certificate with annual financials as required under clause (c) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
(i)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with national securities exchanges (other than immaterial correspondence filed in the ordinary course of business and comment letters received from the Securities and Exchange Commission or responses thereto), or distributed by the Company or any Subsidiary thereof to its shareholders generally, as the case may be; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.aschulman.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent and the Lenders of each posting to such sites upon the occurrence thereof;
(j)    promptly following any request therefor, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended);
(k)    promptly (and in any event within five (5) Business Days) after the effectiveness of any amendment or modification to the financial covenants set forth in the Senior Note Purchase Agreement (including, without limitation, Sections 10.6 and 10.7 thereof and each definition used therein or in any component thereof, or the addition of any new financial covenant), a copy thereof to the Administrative Agent;
(l)    promptly (and in any event within five (5) Business Days) after the repayment of all obligations owing under or in connection with the Senior Notes and the Senior Note Purchase Agreement (including all guaranty and collateral documentation delivered together therewith), written notice thereof to the Administrative Agent; and
(m)    promptly following any request therefor, such other information regarding the operations, business affairs or financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as any Agent or any Lender may reasonably request.
SECTION 5.02.    Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $25,000,000;
(d)    any other development (other than a development with respect to a Multiemployer Plan, unless such development is the occurrence of an ERISA Event with respect to such Multiemployer Plan) that results in, or would reasonably be expected to result in, a Material Adverse Effect; and
(e)    any change to Schedule 3.01, including, without limitation, all corrections thereto in order for such Schedule to remain true, accurate and complete.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.    Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except for such rights, licenses, permits, privileges and franchises the loss of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04.    Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.    Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), and (b) maintain, with financially sound insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06.    Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make reasonable extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that, notwithstanding the foregoing, (i) except during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year and (ii) the Company shall only be required to reimburse the Administrative Agent for reasonable costs and expenses incurred in connection with visits and inspections made during the continuance of an Event of Default; provided further that representatives of the Company may be present during any such visits, discussions and inspections.
SECTION 5.07.    Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08.    Use of Proceeds and Letters of Credit. Each Borrower will use (and will cause their Subsidiaries to use) the proceeds of the Loans and the Letters of Credit, as applicable, for working capital and general corporate purposes, in each case in the ordinary course of business, and for the repayment of certain Indebtedness and the repurchase of certain of the Borrowers’ Equity Interests, Restricted Payments permitted hereunder, Permitted Investments and other transactions permitted pursuant to Section 6.04, and for Permitted Acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 5.09.    Additional Subsidiary Guarantors; Pledges of Equity Interests; Collateral Sharing Agreement. (a)  The Company will cause any Person that becomes a Material Domestic Subsidiary after the date hereof (i) to execute and deliver to the Administrative Agent, within ten (10) Business Days after the Company’s delivery, pursuant to Section 5.01(a) or (b), as applicable, of the financial statements for the fiscal period at the end of which such Person first becomes a Material Domestic Subsidiary (or such later date as may be agreed to by the Administrative Agent in its sole discretion), a supplement to the Subsidiary Guarantee Agreement, in the form prescribed therein, guaranteeing the obligations of the Borrowers hereunder and (ii) concurrently with the delivery of such supplement, to deliver to the Administrative Agent (x) evidence of action of such Person’s board of directors or other governing body authorizing the execution, delivery and performance thereof and (y) a favorable written opinion of counsel for such Person, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to such Person and the Subsidiary Guarantee Agreement as the Administrative Agent may reasonably request; provided that, notwithstanding the foregoing, in no event shall a Foreign Subsidiary Holdco (so long as such Subsidiary remains a Foreign Subsidiary Holdco) be subject to this Section 5.09(a).
(a)    The Company and each Person required to be a Subsidiary Guarantor shall pledge to the Collateral Agent, under and pursuant to the Foreign Subsidiary Pledge Agreement and the Collateral Sharing Agreement (or Other Collateral Sharing Agreement, if applicable), 65% of their respective Equity Interests in each Foreign Subsidiary directly owned by the Company or any such Person required to be a Subsidiary Guarantor. The Company shall deliver (and shall cause each applicable Person required to be Subsidiary Guarantor to deliver) all agreements, documents, instruments and opinion letters reasonably requested by the Administrative Agent or the Collateral Agent to give effect to, evidence, or otherwise support each such pledge. Such pledges shall be made in accordance with the Foreign Subsidiary Pledge Agreement. For each Foreign Subsidiary acquired or formed by the Company or a Person required to be a Subsidiary Guarantor after the Effective Date, the Company shall cause the pledge of 65% of the Equity Interests of such Foreign Subsidiary within 30 days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) after the date such Foreign Subsidiary is acquired or formed. With respect to any Foreign Borrower that is directly owned by the Company or a Domestic Subsidiary (or if such Foreign Borrower is not so directly owned, then the parent of such Foreign Borrower that is owned by the Company or such Domestic Subsidiary (and if such Person has multiple parents, a pledge of the first-tier Foreign Subsidiary parent)), the pledge of such Person’s Equity Interests shall also be subject to pledge documentation, in form and substance reasonably acceptable to the Administrative Agent, governed by the laws of the jurisdiction in which such Person is organized, and the US parent granting such pledge shall become subject to the Subsidiary Guarantee Agreement to the extent not already a party thereto. Such pledge documentation shall be delivered to the Administrative Agent within 90 days (or such later date as approved by the Administrative Agent in its sole discretion) after the applicable Person becomes a Borrower hereunder. The Lenders, the Administrative Agent and the Borrowers agree (i) that if the Equity Interests of a Foreign Subsidiary are sold, transferred or assigned as permitted by the terms of this Agreement, (ii) such Equity Interests are no longer required to be pledged to the Collateral Agent subsequent to giving effect to such sale, transfer or assignment, and (iii) such Equity Interests previously had been pledged to secure the Obligations, then such Equity Interests shall be automatically released from such pledge for purposes of the Loan Documents upon the consummation of such permitted sale, transfer or assignment; provided, that the Borrowers agree and acknowledge that this automatic partial release shall only apply to the Administrative Agent, the Lenders and the Collateral Agent to the extent acting on their behalf, and does not apply to any other “Creditor” under and as defined in the Collateral Sharing Agreement, with the understanding that any such automatic partial release offered by such “Creditor” shall be evidenced under its “Creditor Documents” as defined in the Collateral Sharing Agreement. Notwithstanding the foregoing or anything to the contrary in any Loan Document, none of the Equity Interests of Pt A. Schulman Plastics, an Indonesian Affiliate of the Company, shall be required to be pledged to the Collateral Agent until such time as the Company or a Subsidiary Guarantor (or any combination thereof) owns all of the Equity Interests of Pt A. Schulman Plastics. Upon acquiring all of such Equity Interests of Pt A. Schulman Plastics, the Company shall have 30 days during which to cause the pledge thereof in accordance with the requirements hereof and of the Foreign Subsidiary Pledge Agreement. The requirements of this Section 5.09(b) shall terminate concurrently with the effectiveness of the Pledged Collateral Release.
(b)    Subject to the remainder of this Section 5.09(c), within thirty (30) days after the Effective Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall receive evidence satisfactory to it that the Pledged Collateral Release with respect to the Collateral Sharing Agreement has occurred. If the Pledged

Collateral Release with respect to the Collateral Sharing Agreement has not occurred within thirty (30) days after the Effective Date, then within ninety (90) days after the Effective Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Loan Parties shall have caused all reaffirmations, agreements, documents, instruments and opinion letters reasonably requested by the Administrative Agent or the Collateral Agent to give effect to, evidence, or otherwise support the pledge of 65% of the Equity Interests of the following Foreign Subsidiaries to secure the Obligations: (i) A. Schulman GmbH, (ii) ICO Holdings Australia Pty Ltd, (iii) A. Schulman Sarl, (iv) A. Schulman S.a.r.l.et Cie, SCS and (v) ICO Holdings New Zealand Limited. The reaffirmations and other pledge documentation of each such Foreign Subsidiary’s Equity Interests shall be governed by the laws of the jurisdiction in which such Foreign Subsidiary is organized and shall be in form and substance reasonably acceptable to the Administrative Agent, the Collateral Agent and the Company. An Event of Default shall occur immediately if such reaffirmations and other pledge documentation are not executed and delivered by the end of such period (or such later date as may be agreed to by the Administrative Agent in its sole discretion).
ARTICLE VI

Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
SECTION 6.01.    Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness created hereunder;
(b)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extension, renewal or refinancing thereof so long as the aggregate principal amount thereof does not increase above the amount in effect on the date hereof;
(c)    Indebtedness owing by (i) a Loan Party to the Company, (ii) a Subsidiary that is not a Loan Party or a Foreign Subsidiary Guarantor to the Company (where the proceeds of the loan giving rise to such Indebtedness result from and correspond with a Restricted Payment received by the Company from such Subsidiary that is not a Loan Party or a Foreign Subsidiary Guarantor) or another Subsidiary that is not a Loan Party or Foreign Subsidiary Guarantor, and (iii) a Foreign Subsidiary Guarantor to (A) the Company or a Subsidiary Guarantor (where the proceeds of the loan giving rise to such Indebtedness result from and correspond with a Restricted Payment received by the Company or such Subsidiary Guarantor from such Foreign Subsidiary Guarantor), (B) a Foreign Borrower or (C) another Foreign Subsidiary Guarantor;
(d)    Indebtedness owing by (i) a Loan Party or a Foreign Subsidiary whose Equity Interests are pledged to the Collateral Agent to another Loan Party or another Foreign Subsidiary whose Equity Interests are pledged to the Collateral Agent in accordance with the terms of this

Agreement, (ii) a Loan Party to a Subsidiary that is not a Loan Party, (iii) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party; provided, that this clause (iii) shall not permit Indebtedness owing by a Foreign Subsidiary Guarantor to a Subsidiary that is neither a Loan Party nor a Foreign Subsidiary Guarantor, (iv) a Foreign Subsidiary Guarantor to a Foreign Borrower or another Foreign Subsidiary Guarantor, (v) a Foreign Borrower to a Foreign Subsidiary Guarantor, and (vi) subject to compliance with the Total Assets Limitation, any Subsidiary that is not a Loan Party to a Loan Party; provided, however, that Indebtedness owing by a Foreign Subsidiary Guarantor to a Foreign Borrower shall be governed by clause (iv) above;
(e)    Guarantees by (i) a Loan Party of Indebtedness owing by another Loan Party or a Foreign Subsidiary whose Equity Interests are pledged to the Collateral Agent, (ii) a Subsidiary that is not a Loan Party of Indebtedness owing by a Loan Party or any Subsidiary that is not a Loan Party; provided, that a Foreign Subsidiary Guarantor shall not Guarantee Indebtedness of any Subsidiary that is not a Loan Party and not a Foreign Subsidiary Guarantor under this clause (ii), (iii) a Foreign Borrower of Indebtedness owing by a Foreign Subsidiary Guarantor, (iv) a Foreign Subsidiary Guarantor of Indebtedness owing by a Foreign Borrower or another Foreign Subsidiary Guarantor and (v) subject to compliance with the Total Assets Limitation, a Loan Party or a Foreign Subsidiary Guarantor of Indebtedness owing by any Subsidiary that is not a Loan Party; provided, however, that Guarantees by a Foreign Borrower of Indebtedness owing by a Foreign Subsidiary Guarantor shall be governed by clause (iii) above, and Guarantees by a Foreign Subsidiary Guarantor of Indebtedness owing by another Foreign Subsidiary Guarantor shall be governed by clause (iv) above;
(f)    Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $100,000,000 at any time outstanding;
(g)    Indebtedness in respect of the Senior Notes so long as (i) the terms and conditions set forth in the Senior Notes and the Senior Note Purchase Agreement are reasonably acceptable to the Administrative Agent; provided that, notwithstanding the foregoing it is agreed that the terms and conditions of the Senior Notes attached hereto as Exhibit G-2 and the Senior Note Purchase Agreement attached hereto as Exhibit G-1 are reasonably acceptable to the Administrative Agent and (ii) prior to the Pledged Collateral Release, such Indebtedness and the holders thereof become and remain subject to the terms and conditions of the Collateral Sharing Agreement;
(h)    Indebtedness in respect of Other Senior Indebtedness so long as (i) the terms and conditions set forth in the agreements, documents and instruments evidencing such Other Senior Indebtedness are reasonably acceptable to the Company and the Administrative Agent and (ii) such Other Senior Indebtedness and the holders thereof become and remain subject to the terms and conditions of the Collateral Sharing Agreement or an Other Collateral Sharing Agreement (as applicable), in each case, which is in full force and effect;
(i)    Indebtedness of the Company or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $100,000,000 at any time outstanding;
(j)    Indebtedness of an Acquired Entity existing at the time of the related Permitted Acquisition which was not incurred in contemplation of such Permitted Acquisition, so long as on a pro forma basis prior to such Acquired Entity becoming a Subsidiary of the Company, the addition of such Indebtedness to the consolidated Indebtedness of the Company and its Subsidiaries does not cause an Event of Default under Section 6.09 or any other term or provision of this Agreement;
(k)    the Brazilian Indebtedness;
(l)    the Indian Indebtedness; and
(m)    other Indebtedness not described above incurred by the Company or any Subsidiary thereof; provided, however, that no such Indebtedness shall be incurred if an Event of Default is then outstanding or would result therefrom or if the Company and its Subsidiaries are unable, on a pro forma basis, to demonstrate compliance with the financial covenants set forth in Section 6.09; provided, further, that the aggregate outstanding principal amount of Indebtedness owing by Subsidiaries that are not Loan Parties or Foreign Subsidiary Guarantors shall not exceed US$125,000,000.
SECTION 6.02.    Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any extension, renewal or refinancing thereof so long as the obligation secured by such Lien does not exceed the amount of the initial obligation in effect on the date hereof; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof; provided, further, that Schedule 6.02 may be replaced by the Company once within seven (7) days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) after the Effective Date, so long as such replacement Schedule is in form and substance satisfactory to the Administrative Agent (with the understanding that the Administrative Agent may (but shall not be required to) request that the Required Lenders approve such replacement schedule prior to giving effect thereto);

(c)    any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;
(d)    Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary and Liens on receivables resulting from the subsequent sale of such fixed or capital assets; provided that (i) such security interests secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;
(e)    prior to the Pledged Collateral Release, Liens securing Indebtedness evidenced by the Senior Notes so long as such Indebtedness is permitted under Section 6.01 and the holders thereof remain subject to the terms and conditions of the Collateral Sharing Agreement;
(f)    Liens securing Other Senior Indebtedness so long as such Other Senior Indebtedness is permitted under Section 6.01 and the holders thereof remain subject to the terms and conditions of the Collateral Sharing Agreement or Other Collateral Sharing Agreement applicable to such Other Senior Indebtedness; provided, that no such Liens shall be permitted under this clause (f) for the applicable Other Senior Indebtedness following the termination of the Collateral Sharing Agreement or such applicable Other Collateral Sharing Agreement and the Liens and collateral subject thereto;
(g)    Liens in connection with or to secure Indebtedness permitted under Section 6.01 that arise under Permitted Receivables Facilities;
(h)    Liens securing the Brazilian Indebtedness that are granted by Subsidiaries organized under the laws of Brazil;
(i)    Liens securing the Indian Indebtedness that are granted by Subsidiaries organized under the laws of India;
(j)    Liens securing obligations and liabilities of the Company or any Subsidiary thereof in respect of bank deposit accounts, cash sweep agreements, cash management services or cash pooling arrangements (which each of the foregoing being within the general parameters customary in the banking industry or arising pursuant to the applicable banking institution’s general terms and conditions);

(k)    Liens on assets acquired by the Company or a Subsidiary in a transaction permitted under this Agreement, including in connection with a Permitted Acquisition by means of a merger or consolidation with or into the Company or any Subsidiary of the Company, which Liens secure Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that any such Liens may not extend to any other assets owned by the Company or any Subsidiary;
(l)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business securing the assets subject to such operating leases and any ancillary and related assets, including the proceeds of such assets;
(m)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business; and
(n)    Liens securing Indebtedness not described above so long as the aggregate principal amount thereof is not at any time in excess of the greater of (x) US$30,000,000 and (y) 50% of EBITDA for the most recently ended four fiscal quarter period as set forth in the financial statements (and corresponding compliance certificate required by Section 5.01(c)) most recently delivered to the Administrative Agent pursuant to Section 5.01.
SECTION 6.03.    Fundamental Changes. The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise make any disposition of its property or the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:
(a)    the Company and its Subsidiaries may purchase and sell inventory in the ordinary course of business;
(b)    the Company and its Subsidiaries may enter into and consummate Permitted Acquisitions;
(c)    (A) any Person may merge into (1) the Company in a transaction where the Company is the survivor thereof, and (2) any other Loan Party where such Loan Party is the survivor thereof, and (B) any Person that is not required to be a Subsidiary Guarantor may merge into any other Person that is not required to be a Subsidiary Guarantor; provided, that if such Person is a Foreign Subsidiary whose Equity Interests are required to be pledged hereunder, such merger shall not terminate or nullify such pledge; and provided, further, that if such Person is a Foreign Subsidiary Guarantor, a Foreign Subsidiary Guarantor or another Loan Party is the survivor of such merger;
(d)    (A) any Loan Party may sell or transfer assets (including, for the avoidance of doubt, Equity Interests) to any other Loan Party, (B) any Subsidiary that is not a Loan Party or a Foreign Subsidiary Guarantor may sell or transfer assets (including, for the avoidance of doubt,

Equity Interests) to any Loan Party, any Foreign Subsidiary Guarantor or any Subsidiary that is not a Loan Party, (C) any Foreign Borrower may sell or transfer assets (including, for the avoidance of doubt, Equity Interests) to any Foreign Subsidiary Guarantor, and (D) any Foreign Subsidiary Guarantor may sell or transfer assets (including, for the avoidance of doubt, Equity Interests) to any Loan Party or another Foreign Subsidiary Guarantor;
(e)    (w) a Foreign Borrower, (x) a Foreign Subsidiary Guarantor, (y) a Subsidiary Guarantor or (z) a Foreign Subsidiary whose Equity Interests have been pledged to secure the Obligations may be (A) merged or consolidated with another Subsidiary, (B) dissolved or liquidated, or (C) subject to a sale, transfer, assignment or disposition of its Equity Interests to another Subsidiary, so long as, in each case, the Administrative Agent has provided its prior written consent to the applicable action, and such action is not adverse to the Lenders (with the understanding that no Foreign Borrower shall be subject to any merger or consolidation where it is not the survivor thereof, and shall not liquidate or dissolve, unless in each case all of the Obligations of such Foreign Borrower have been fully repaid and such Foreign Borrower no longer constitutes a Foreign Borrower hereunder, or such Foreign Borrower’s duties and obligations hereunder (including, without limitation, the payment of its Obligations) have been assumed and accepted by another Subsidiary on terms and conditions acceptable to the Administrative Agent); provided, that a Foreign Subsidiary that is not a Foreign Borrower (including a Foreign Subsidiary Guarantor) may merge or consolidate with, or sell or transfer assets (including, for the avoidance of doubt, Equity Interests) to, another Foreign Subsidiary that is not a Foreign Borrower, without the Administrative Agent’s prior written consent, so long as (i) if such Foreign Subsidiary is a Foreign Subsidiary Guarantor, the surviving entity is a Foreign Subsidiary Guarantor and (ii) prior to the Pledged Collateral Release, the Equity Interests of the Foreign Subsidiary that survives such merger, consolidation, sale or transfer have been pledged to secure the Obligations, or the Equity Interests of such Foreign Subsidiary’s ultimate parent have been so pledged; provided, further, that a Foreign Borrower’s Equity Interests may be sold or transferred to the Company or a Subsidiary thereof so long as, prior to the Pledged Collateral Release, the Equity Interests thereof are pledged to the Collateral Agent (including the limitation on the percentage of Equity Interests so pledged) or, if such Foreign Borrower has multiple parents in-between it and its US parent, so long as a pledge of the first-tier Foreign Subsidiary parent has been made in accordance with Section 5.09 (including the limitation on the percentage of Equity Interests so pledged);
(f)    the Company or any Subsidiary may sell Receivables under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $100,000,000);
(g)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Subsidiary that is not a Borrower may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04;

(h)    the Company and its Subsidiaries may sell, transfer or otherwise dispose of excess, damaged, obsolete or worn out assets and scrap in the ordinary course of business; and
(i)    the Company or any Subsidiary may engage in a sale or transfer of any asset not described above so long as the consideration received for such asset, when taken together with the consideration received for all other assets sold or transferred pursuant to this clause in any fiscal year, does not exceed 15% of the Total Asset Test Amount then in effect.
In addition to the foregoing, the Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business if as a result thereof the general nature of the business of the Company and its Subsidiaries taken as a whole would be substantially changed from the general nature of the business of the Company and its Subsidiaries on the Effective Date.
SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
(a)    Permitted Acquisitions;
(b)    Permitted Investments;
(c)    investments by the Company in the capital stock of its Subsidiaries;
(d)    investments in Permitted Joint Ventures (i) existing on the Effective Date and (ii) entered into after the Effective Date in an aggregate amount not to exceed $50,000,000;
(e)    loans or advances not to exceed $5,000,000 in the aggregate outstanding at any one time to (i) employees and (ii) officers, directors and employees for business related travel expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;
(f)    investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(g)    loans or advances made by (i) a Loan Party to any other Loan Party or to a Foreign Subsidiary whose Equity Interests are pledged to the Collateral Agent, (ii) any Subsidiary that is not a Loan Party to a Loan Party or any other Subsidiary that is not a Loan Party; provided, that this clause (ii) shall not permit loans or advances made by a Foreign Subsidiary Guarantor to a Subsidiary that is neither a Loan Party nor a Foreign Subsidiary Guarantor, (iii) a Foreign Borrower to a Foreign Subsidiary Guarantor or (iv) a Foreign Subsidiary Guarantor to a Foreign Borrower or another Foreign Subsidiary Guarantor;

(h)    investments otherwise permitted under this Agreement which are paid with the Equity Interests of the Company;
(i)    Guarantees constituting Indebtedness permitted by Section 6.01; and
(j)    any loan, advance, Guarantee, purchase, acquisition or investment not described in the foregoing clauses (a) through (i) so long as the Company and its Subsidiaries are in compliance with the Total Assets Limitation immediately prior to and subsequent to the consummation of such loan, advance, Guarantee purchase, acquisition or investment; provided, that no investment in a Permitted Joint Venture shall be made in reliance upon this Section 6.04(j).
SECTION 6.05.    Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into for non-speculative purposes (including, without limitation, those entered into to limit exposure to changes in commodity prices, but excluding those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary, currency rates or changes in commodities prices.
SECTION 6.06.    Restricted Payments. At any time before or after giving effect to any Restricted Payment the Net Debt Leverage Ratio (as determined pursuant to clause (y) of the definition thereof, irrespective of whether the Senior Note Covenant Release Date has occurred) is less than or equal to 3.25 to 1.00, the Company and its Subsidiaries may make such Restricted Payment. At any time before or after giving effect to any Restricted Payment the Net Debt Leverage Ratio (as determined pursuant to clause (y) of the definition thereof, irrespective of whether the Senior Note Covenant Release Date has occurred) is greater than 3.25 to 1.00, the Company will not, and will not permit any of its Subsidiaries to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment during any fiscal year of the Company if the amount of such Restricted Payment, when taken together with all other Restricted Payments made during such fiscal year, would exceed 15% of Total Assets as in effect as of the last day of the immediately preceding fiscal year. Notwithstanding the foregoing, the Company will not, and will not permit any of its Subsidiaries to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment if any Default or Event of Default has occurred and is continuing prior to making any such Restricted Payment or would arise after giving effect thereto.
SECTION 6.07.    Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

SECTION 6.08.    Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply (1) to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness , (2) to the Senior Notes or the Senior Note Purchase Agreement so long as, prior to the Pledged Collateral Release, the foregoing permit the Lien granted under the Foreign Subsidiary Pledge Agreement (and all local law pledges) to secure the Obligations, and Liens securing the Senior Notes and the Senior Note Purchase Agreement are subject to the Collateral Sharing Agreement and (3) to the agreements, documents and instruments evidencing Other Senior Indebtedness so long as the foregoing permit the Liens granted thereunder to secure the Obligations, and Liens securing such Other Senior Indebtedness are subject to an Other Collateral Sharing Agreement, (v) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (vi) the foregoing shall not apply to customary provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to a Permitted Joint Venture and (y) operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such Permitted Joint Venture, which limitation is applicable only to the assets that are the subject of those agreements and (vii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
SECTION 6.09.    Financial Covenants.
(a)    Prior to the occurrence of the Senior Note Covenant Release Date, the leverage and interest coverage covenants set forth in Sections 10.6 and 10.7 of the Senior Note Purchase Agreement and any other financial covenant added to Senior Note Purchase Agreement after the Effective Date, in each case as modified from time to time, shall be in effect. Definitions used in such covenants shall have the meanings set forth in the Senior Note Purchase Agreement.
(b)    After the occurrence of the Senior Note Covenant Release Date, the following financial covenants shall be in effect:

(i)    Minimum Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio to be less than 3.00 to 1.00 at any time.
(ii)    Maximum Net Debt Leverage Ratio. The Company will not permit the Net Debt Leverage Ratio to be greater than the Applicable Maximum Net Debt Leverage Ratio at any time.
(c)    Notwithstanding the foregoing or anything to the contrary set forth herein, if (i) any financial covenant set forth in the Senior Notes, Sections 10.6 or 10.7 of the Senior Note Purchase Agreement or agreements, documents and instruments delivered in connection therewith (together with all definitions and relative components used therein) becomes more restrictive than any corresponding financial covenant set forth in Section 6.09(b) (including any financial covenants added hereto after the Effective Date) or (ii) any additional financial covenant is added to the Senior Note Purchase Agreement after the Effective Date, then this Agreement automatically, and without any further action by the Company or any other party hereto, shall be amended to apply such more restrictive financial covenant (or such additional financial covenant, as applicable) set forth in the Senior Note Purchase Agreement (as in effect from time to time) in lieu of (or in addition to, as the case may be) such financial covenant set forth in Section 6.09(b). The Company shall promptly (and in any event within three (3) Business Days) notify the Administrative Agent of any such modification and shall promptly deliver all amendment documentation reasonably requested by the Administrative Agent to give further effect to such modifications hereunder. Only the Company and the Administrative Agent shall be required to execute any such amendment hereto.
SECTION 6.10.    OFAC; Sanctions. The Company shall not, and shall ensure that none of its Subsidiaries will, directly or indirectly use the proceeds of the credit facilities evidenced hereby: (i) for any purpose which would breach the U.K. Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions; (ii) to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, or otherwise in violation of Sanctions, as such Sanctions Lists or Sanctions are in effect from time to time; or (iii) in any other manner that will result in the violation of any applicable Sanctions by any Lender or Affiliate thereof. The Company shall not, and shall ensure that none of its Subsidiaries will, use funds or assets obtained directly or indirectly from transactions with or otherwise relating to (i) Designated Persons, or (ii) any Sanctioned Country, to pay or repay any amount owing to any Lender or Affiliate thereof under the credit facilities evidenced hereby. The Company shall, and shall ensure that each of its Subsidiaries will: (i) conduct its business in compliance with Anti-Corruption Laws; (ii) maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws; and (iii) have appropriate controls and safeguards in place designed to prevent any proceeds of any of the credit facilities evidenced hereby from being used contrary to the representations and undertakings set forth herein. The Company shall, and shall ensure that each of its Subsidiaries will: (i) comply in all material respects with all foreign and domestic laws, rules and regulations (including the USA Patriot Act, foreign exchange control regulations, foreign asset control regulations and other trade-related regulations) now or hereafter applicable to the credit facilities evidenced hereby, the transactions underlying such credit facilities or the Company’s, any Loan Party’s or any Foreign Subsidiary Guarantor’s execution, delivery and performance of the Loan Documents.

ARTICLE VII

Events of Default
If any of the following events (“Events of Default”) shall occur:
(o)    any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(p)    any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;
(q)    any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(r)    any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence) or 5.08 or in Article VI;
(s)    any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);
(t)    any Loan Party, Foreign Subsidiary Guarantor or any Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable and such failure shall continue beyond any applicable grace period;
(u)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such Indebtedness is prepaid with the proceeds resulting from such sale or transfer;

(v)    an involuntary proceeding shall be commenced, an involuntary petition shall be filed or any other corporate action, procedure or step is taken seeking (i) bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver and manager, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, controller or similar official for any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unwithdrawn for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(w)    any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary shall (i) voluntarily commence any proceeding, file any petition or take any other corporate action, or step seeking bankruptcy, winding up, dissolution, liquidation, administration, voluntary administration, moratorium, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, receiver and manager, administrator, voluntary administrator, administrative receiver, trustee, custodian, sequestrator, conservator, controller or similar official for any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(x)    any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(y)    one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by insurance) shall be rendered against any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary to enforce any such judgment;
(z)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(aa)    a Change in Control shall occur;

(bb)    the Company’s guarantee under Article X or the Subsidiary Guarantee Agreement shall not be, or shall be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, valid and in full force and effect;
(cc)    prior to the Pledged Collateral Release, the Collateral Agent shall fail to have a first priority perfected security interest in certain of Foreign Subsidiaries’ Equity Interests as required by the terms hereof, the terms of the Foreign Subsidiary Pledge Agreement, or the terms of any local-law governed pledge documents; or
(dd)    any annual financials delivered pursuant to Section 5.01(a) shall be delivered with a “going concern” or like qualification or exception.
then, and in every such event (other than an event with respect to a Loan Party, any Foreign Subsidiary Guarantor or Significant Subsidiary described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any such principal or face amount not so declared to be due and payable or required to be prepaid may thereafter be declared to be due and payable or required to be prepaid), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to a Loan Party, any Foreign Subsidiary Guarantor or Significant Subsidiary described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII

The Agents
Each of the Lenders and the Issuing Banks hereby irrevocably appoints each Applicable Agent as its agent and authorizes such Applicable Agent to take such actions on its behalf and to exercise such powers as are delegated to such Applicable Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) the perfection or priority of any Lien securing the Obligations.
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally, by telephone or by e-mail and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.
Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Banks (in the case of the Administrative Agent) and the Company; provided, that the resignation of one Global Agent shall be deemed to be the resignation of all Global Agents. Upon any such resignation, the

Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks (in the case of a successor Administrative Agent), appoint a successor Agent, which, in the case of the Administrative Agent shall be a bank with an office in New York, New York, or an Affiliate of any such bank; and in the case of the Global Agents, shall be a bank with an office in London, England and New York, New York, or an Affiliate of any such bank. The appointment of successor Global Agents shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld). Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.
Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
Each Lender authorizes the Collateral Agent to enter into the Foreign Subsidiary Pledge Agreement and to take all action contemplated thereby. Each Lender agrees that no one (other than the Administrative Agent or the Collateral Agent) shall have the right individually to seek to realize upon the security granted by the Foreign Subsidiary Pledge Agreement, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent or the Collateral Agent for the benefit of the Lenders upon the terms of the Foreign Subsidiary Pledge Agreement. In the event that any collateral is hereafter pledged by any Person as collateral security for the Obligations, each of the Administrative Agent and the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such collateral in favor of the Administrative Agent or the Collateral Agent on behalf of the Lenders. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to permit the release of any Lien granted to or held by the Administrative Agent or the Collateral Agent upon any collateral (i) upon termination of the Commitments, the expiration or termination of all Letters of Credit and payments and satisfaction of all of the Obligations (other than contingent indemnity obligations not then due or that have not arisen at the time of such release, any Banking Services Obligations or any Specified Swap Obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Documents; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent or the Collateral Agent at any time, the Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release particular types or items of collateral pursuant hereto.
Each Lender hereby authorizes the Administrative Agent to enter into the Collateral Sharing Agreement and any Other Collateral Sharing Agreement and to take all actions with respect to such agreements as contemplated hereunder or thereunder.
None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agent as it makes with respect to the Administrative Agent in the preceding paragraph.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
For the purposes of taking and ensuring the continuing validity of security (the “Parallel Debt Security”) under any pledge agreement by the Company of its Equity Interests in A. Schulman GmbH to the Collateral Agent for its benefit and the benefit of the Credit Parties, notwithstanding any contrary provision in any Loan Document:
(j)    the Company undertakes (such undertaking, the “Parallel Debt”) to pay to the Collateral Agent amounts equal to all present and future amounts (the "Original Obligations") owing by it to a Credit Party under any Loan Document;
(k)    the Collateral Agent shall have its own independent right to demand payment of the Parallel Debt;
(l)    the Parallel Debt shall not limit or affect the existence of the Original Obligations for which the Credit Parties shall have an independent right to demand payment;
(m)    notwithstanding clause (b) and(c) above, payment by the Company of its Parallel Debt shall to the same extent decrease and be a good discharge of the corresponding Original Obligations owing to the relevant Credit Parties and payment by the Borrowers of its Original Obligations to the relevant Credit Parties shall to the same extent decrease and be a good discharge of the Parallel Debt owing by it to the Collateral Agent unless any Loan Document expressly provides that payment needs to be made to the Collateral Agent;

(n)    the Debts are owed to the Collateral Agent in its own name and not as agent or representative of any other person nor as trustee and the Parallel Debt Security shall secure the Parallel Debts so owing;
(o)    without limiting or affecting the Collateral Agent’s right to protect, preserve or enforce its rights, the Collateral Agent undertakes to each Credit Party not to exercise its right in respect of the Parallel Debts without the consent of the relevant Credit Party; and
(p)    the Collateral Agent undertakes to distribute to the Credit Parties an amount equal to any amounts collected or received by the Collateral Agent which it has applied in reduction of the Parallel Debt in accordance with the terms of the respective Loan Document as if the Original Obligations had not been discharged.
The parties hereto agree that the Collateral Sharing Agreement, any Other Collateral Sharing Agreement (if any), the Foreign Subsidiary Pledge Agreement and all other collateral documentation shall be terminated and the Obligations shall not be secured thereby (the “Pledged Collateral Release”) promptly after the Administrative Agent and the Collateral Agent receive written evidence (reasonably satisfactory to the Administrative Agent) from the Company that either (x) the Senior Notes and all other Indebtedness subject to the Collateral Sharing Agreement or Other Collateral Sharing Agreement (other than the Indebtedness evidenced hereby) has been fully repaid and the agreements, documents and instruments evidencing such Indebtedness (including the Senior Notes and the Senior Note Purchase Agreement) are of no further force and effect and have been terminated, or (y) the parties to and beneficiaries of the Collateral Sharing Agreement and Other Collateral Sharing Agreement, including, without limitation, the holders of the Senior Notes, have agreed in writing to release all Liens securing their Indebtedness. The Administrative Agent shall, and shall direct the Collateral Agent to, execute and deliver all reasonably requested documents to give effect to such releases and terminations. In the event that the Company or any Subsidiary thereof shall enter into any Other Senior Indebtedness after the date a Pledged Collateral Release shall have occurred, the Company agrees to enter into such Foreign Subsidiary Pledge Agreements and other collateral documentation, in each case, as the Administrative Agent reasonably determines is necessary and in form and substance acceptable reasonable satisfactory to the Administrative Agent.
ARTICLE IX

[Intentionally Omitted]
ARTICLE X

Guarantee
In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent, Issuing Bank or Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.
The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent, Issuing Bank or Lender to any balance of any deposit account or credit on the books of any Agent, Issuing Bank or Lender in favor of any Borrower or any other Person.
The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.
The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent, Issuing Bank or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
In furtherance of the foregoing and not in limitation of any other right which any Agent, Issuing Bank or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent, Issuing Bank or Lender, forthwith pay, or cause to be paid, to the applicable Agent, Issuing Bank or Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent, Issuing Bank or Lender, disadvantageous to such Agent, Issuing Bank or Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and, as a separate and independent obligation, shall indemnify each Agent, Issuing Bank and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Agents, the Issuing Banks and the Lenders.
Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.
ARTICLE XI

Miscellaneous
SECTION 11.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or e-mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows; provided, that, subject to clause (b) below, the Company may deliver Borrowing Requests and prepayment/repayment notices to the Administrative Agent by e-mail pursuant to procedures agreed upon by the Company and the Administrative Agent (with e-mails, on and after the Effective Date, to be sent to the Administrative Agent care of leonida.g.mischke@jpmorgan.com or such other designee as the Administrative Agent may select from time to time (with notice thereof to the Company)):
(i)    if to any Borrower, to it c/o A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, Ohio 44333, Attention: Treasurer and Director of Risk Management.
(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, Mail Code: IL 1-0010, 10 South Dearborn St., Floor 7, Chicago, IL 60603, Attention of Leonida Mischke (Telephone No. 312-385-7055/Telecopy No. 888-292-9533);
(iii)    if to the Global Agents, to J. P. Morgan Europe Limited, Mail Code: London Wall/9, 125 London Wall, Floor 9, London EC2Y5AJ, United Kingdom, Attention of Manager of Loan & Agency Services (Telecopy No. 44 207 7772360) (in each case with a copy to the Administrative Agent as provided in clause (ii) above); and
(iv)    if to any Issuing Bank, to it at its address (or telecopy number) set forth in its Issuing Bank Agreement;

(v)    if to the US Swingline Lender, to it at to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, Mail Code: IL 1-0010, 10 South Dearborn St., Floor 7, Chicago, IL 60603, Attention of Leonida Mischke (Telephone No. 312-385-7055/Telecopy No. 888-292-9533);
(vi)    if to the Foreign Swingline Lender, to it at JPMorgan Chase Bank, N.A. London Branch, Mail Code: London Wall/9, 125 London Wall, Floor 9, London EC2Y5AJ, United Kingdom, Attention of Manager of Loan & Agency Services (Telecopy No. 44 207 7772360) (in each case with a copy to the Administrative Agent as provided in clause (ii) above) or to such other location as indicated by the applicable Foreign Swingline Lender to the Administrative Agent, the applicable Global Agent and the applicable Foreign Borrower; and
(vii)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(a)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Applicable Agent and the applicable Lender. Each Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(b)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 11.02.    Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and any Loan Party or Foreign Subsidiary Guarantor that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:
(i)    increase any Commitment of any Lender without the written consent of such Lender,
(ii)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,
(iii)    postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,
(iv)    change Section 2.19(b) or (c) or any other provision providing for the pro rata nature of disbursements by or payments to Lenders, in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby (it being understood that (X) any increase in the total Revolving Credit Commitments or addition of Incremental Term Loans pursuant to Section 2.09 shall not be deemed to alter such pro rata sharing of payments and (Y) any “amend-and-extend” transaction that extends the Maturity Date only for those Lenders that agree to such an extension (which extension may include increased pricing and fees for such extending Lenders, and which extension shall not apply to those Lenders that do not approve such extension) shall not be deemed to alter such pro rata sharing of payments),
(v)    change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender,
(vi)    release the Company or all or substantially all of the Subsidiary Guarantors from, or limit or condition, its or their obligations under Article X or the Subsidiary Guarantee Agreement without the written consent of each Lender, or
(vii)    unless otherwise permitted hereunder, release all or substantially all of the Equity Interests pledged under the Foreign Subsidiary Pledge Agreement without the written consent of each Lender;
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or any Swingline Lender hereunder or under any other Loan Document without the prior written consent of such Agent, such Issuing Bank or such Swingline

Lender, as the case may be. Notwithstanding the foregoing, any amendment to this Agreement solely for the purpose of effecting an increase in the total Commitments pursuant to Section 2.09 may be entered into by the Company and any other relevant Borrower, the Administrative Agent and any other Applicable Agent, any Lender that has agreed to increase its Revolving Credit Commitment or extend Incremental Term Loans and any Person that has agreed to become a Lender hereunder and to have a Revolving Credit Commitment or extend Incremental Term Loans hereunder.
(c)    Notwithstanding anything else to the contrary contained in this Section 11.02, (i) if the Administrative Agent and the Company shall have jointly identified an ambiguity, mistake, error, defect or inconsistency, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision and (ii) the Administrative Agent and the Company shall be permitted to amend any provision of any Loan Document to better implement the intentions of this Agreement, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
SECTION 11.03.    Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, that under this clause (i), the Company shall not be required to pay reasonable costs, fees and expenses for more than one primary counsel for the Administrative Agent and one local counsel for the Administrative Agent in each jurisdiction where local counsel is required by the Administrative Agent unless one or more Lenders determines that the use of one primary counsel would result in an actual conflict of interest, in which case the Company shall also be required to pay reasonable costs, fees and expenses for one additional counsel for the Lenders, (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that in no event under this clause (iii) shall the Company be required to reimburse the Lenders for more than one primary counsel to the Administrative Agent and one local counsel per jurisdiction, and one counsel for all of the other Lenders, or any fees or charges of any financial advisor or other restructuring professional in excess of reasonable fees and charges charged or incurred by such financial advisor or other restructuring professional.
(b)    The Company shall indemnify each Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability arising out of the operations or properties of the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (a) the gross negligence or willful misconduct of such Indemnitee, (b) an intentional breach by such Indemnitee of its material duties and obligations under the Loan Documents, or (c) any dispute among Indemnitees that did not involve actions or omissions of the Borrowers or their respective Subsidiaries or any direct or indirect parent or controlling person of the Borrowers or their respective Subsidiaries (other than claims brought by an Indemnitee against the Joint Lead Arrangers or the Administrative Agent in their capacities as such). This Section 11.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)    To the extent that the Company fails to pay any amount required to be paid by it to any Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or such Swingline Lender in its capacity as such; and provided further that payment of any amount by any Lender pursuant to this clause (c) shall not relieve the Company of its obligation to pay such amount, and such Lender shall have a claim against the Company for such amount. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures and unused Commitments at the time.
(d)    To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)    All amounts due under this Section shall be payable not later than 10 days after written demand therefor.
SECTION 11.04.    Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Company, provided (1) that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee, (2) that if an Event of Default occurred, any such assignment by Lender will not result in a non-exempt prohibited transaction under Section 4975 of the Code or Section 406 of ERISA or in the application of withholding tax in contravention of the terms of this Agreement, and (3) that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of a Term Loan or Term Loan Commitment to a Lender, an Affiliate of a Lender, an Approved Fund; and
(C)    JPMorgan Chase Bank, N.A., for so long as it constitutes an Issuing Bank; provided that no consent therefrom shall be required for an assignment of all or any portion of a Term Loan or Term Loan Commitment.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the aggregate amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the

Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the US Dollar Equivalent of $5,000,000 in respect of Commitments or Loans, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it is not already a Lender, hereby represents and warrants for the benefit of the Borrowers, the Agents and the Lenders that, as of the date of such assignment, it will comply with Section 2.17(e) and (f) with respect to withholding tax on payments by the Borrowers;
(E)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Subsidiaries and their respective Securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(F)    without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower as described in Section 108(e)(4) of the Code.
For the purposes of this Section 11.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, and principal amount of LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the other Agents, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.19(d) or 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(b)    Any Lender may, without the consent of any Borrower, any Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to the Borrower described in

Section 108(e)(4) of the Code. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.04; provided that such Participant (A) shall be subject to the requirements and limitations therein, including the requirements under Sections 2.17(e) and (f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and delivered to the Borrower as required under Section 2.17(f)); (B) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section 11.04; and (C) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, expect to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(c)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(d)    Notwithstanding paragraph (b) above, no Lender may assign all or a portion of its rights and obligations under this Agreement while any Belgian Borrower is party hereto (including all or a portion of its Commitment and the Loans at the time owing to it) to any assignee incorporated, having its place of effective management, or acting through a loan office situated in a Non-Cooperative Jurisdiction without the prior consent of the Belgian Borrowers. Each assignee, as of the date of its assignment, shall certify that it is not incorporated, does not have its place of effective management, or not act through a loan office situated in a Non-Cooperative Jurisdiction.
SECTION 11.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties and the Foreign Subsidiary Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (other than with respect to any Banking Services Obligations or Specified Swap Obligations) or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 11.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 11.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 11.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 11.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.
(c)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01, and each of the Borrowers hereby appoints the Company as its agent for service of process. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 11.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 11.12.    Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, other advisors and third party service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company or any other Borrower relating to the Company, the Borrowers or their businesses, accounts or affairs other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS AFFILIATES, AND THEIR RESPECTIVE

SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 11.13.    Conversion of Currencies.
(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 11.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 11.14.    USA Patriot Act; European “Know Your Customer” Checks.
(a)    Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.
(b)    If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a Borrower after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges a Global Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of a Global Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Global Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for such Global Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents. Each Lender shall promptly upon the request of a Global Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Global Agent (for itself) in order for such Global Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents. The Company shall, by not less than ten (10) Business Days' prior written notice to a Global Agent, notify such Global Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an additional Borrower. Following the giving of any notice pursuant to paragraph (c) above, if the accession of such additional Borrower obliges a Global Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of a Global Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Global Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for such Global Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an additional Borrower.
SECTION 11.15.    English Language. All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall attach a certified English translation thereof, which translation shall be the governing version. Within one month of the delivery of any financial statements or other information written in a language other than English, the Company shall deliver to the Administrative Agent and the Lenders sufficient copies for all the Lenders of an English translation of such financial statements.
SECTION 11.16.    Borrower Limitations. Other than the Company, each Borrower shall only be liable for its Obligations (including, without limitation, Loans extended to it) and shall not be liable for any other Borrower’s Obligations. The Company shall be liable for all of the Borrowers’ Obligations. Each Subsidiary Guarantor shall guaranty the repayment of all Obligations, irrespective of the Borrower that incurs such Obligations.
SECTION 11.17.    Swap Agreements and Banking Services Agreements. So long as no Event of Default is then outstanding (including, without limitation, any insolvency related Event of Default), on the date that the Commitments hereunder shall have been terminated, all Letters of Credit shall have expired or terminated (or been cash collateralized on terms reasonably satisfactory to the Administrative Agent and Issuing Bank, as applicable) and all of the Obligations shall have been paid and satisfied in full (including any contingent indemnity obligations that are then due or that have arisen as of such date, but excluding any Specified Swap Obligations and Banking Services

Obligations), any benefits obtained by any counterparty to a Banking Services Agreement or Swap Agreement pursuant to this Agreement or any other Loan Document shall terminate, regardless of whether any Specified Swap Obligations or Banking Services Obligations remain outstanding.
SECTION 11.18.    Amendment and Restatement. The Borrowers, the Lenders and the Administrative Agent agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation of the Existing Credit Agreement or the Indebtedness created thereunder. Notwithstanding the foregoing, or anything to the contrary set forth herein, the parties hereto and the “Australian Borrower” and the “Malaysian Borrower” (each term as defined in the Existing Credit Agreement and together, the “Departing Borrowers”) agree and acknowledge that the “Australian Borrower” and the “Malaysian Borrower” shall not be a party to this Agreement as of the Effective Date and shall not have any duties or obligations under or in connection herewith. The Lenders hereby agree and acknowledge that all “Obligations” (as defined in the Existing Credit Agreement) owing by the “Australian Borrower” and the “Malaysian Borrower” have been paid in full (other than contingent indemnity obligations and other contingent obligations under the “Loan Documents” as defined in the Existing Credit Agreement). The commitment of each Lender that is a party to the Existing Credit Agreement shall, on the Effective Date, automatically be deemed amended and the only commitments shall be those hereunder. Without limiting the foregoing, upon the effectiveness hereof: (a) all loans and letters of credit incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Revolving Loans and Letters of Credit under (and shall be governed by the terms of) this Agreement and the other Loan Documents, (b) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to this Agreement and the Loan Documents, (c) all obligations constituting “Obligations” under the Existing Credit Agreement with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Obligations under this Agreement and the other Loan Documents and (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Revolving Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that Obligations in respect of Revolving Loans and Letters of Credit and related interest and fees due and payable to a Revolving Lender hereunder reflect such Revolving Lender’s ratable share of the aggregate of all such Obligations on the Effective Date, and each Borrower hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans on the terms and in the manner set forth in Section 2.16 hereof.
The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
A. SCHULMAN, INC., as the Company

By: /s/ Timothy J. McDannold
Name:     Timothy J. McDannold
Title:     Treasurer

A. SCHULMAN INTERNATIONAL SERVICES BVBA, as a Foreign Borrower

By:     /s/ Bernard Rzepka
Name:    Bernard Rzepka
Title:    Director
A. SCHULMAN PLASTICS BVBA, as a Foreign Borrower

By:     /s/ Bernard Rzepka
Name:    Bernard Rzepka
Title:    Director
JPMORGAN CHASE BANK, N.A.,
individually, as a Lender and as Administrative Agent

By:/s/ Anthony A. Eastman
Name: Anthony A. Eastman
Title: Vice-President

J.P. MORGAN EUROPE LIMITED,
as a Global Agent

By: /s/ Alistar Stevenson
Name: Alistar Stevenson
Title:     Managing Director

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Joseph G. Moran
Name: Joseph G. Moran
Title: Senior Vice President

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Beth Rue
Name: Beth Rue
Title:     Director

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender

By: /s/ Joseph R. Jackson
Name: Joseph R. Jackson
Title: Vice President

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

RBS CITIZENS, N.A.,
as a Lender

By: /s/ Lisa Garling
Name: Lisa Garling
Title: Vice President

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

HSBC BANK USA, N.A.,
as a Lender

By: /s/ Frank M. Eassa
Name: Frank M. Eassa
Title: Vice President

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

FIFTH THIRD BANK,
as a Lender

By: /s/ Eric J. Welsch
Name: Eric J. Welsch
Title: Managing Director

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

BANK OF THE WEST,
as a Lender

By: /s/ John C. Thurston
Name: John C. Thurston
Title: Senior Vice President

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By: /s/ Mark Campbell
Name: Mark Campbell
Title: Authorized Signatory

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES,
as a Lender

By: /s/ Michael Ravelo
Name: Michael Ravelo
Title: Director

By: /s/ Raquel Jegouzo
Name: Raquel Jegouzo
Title: Assistant Vice President

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

CITIBANK N.A.,
as a Lender

By: /s/ Susan M. Kaminski
Name: Susan M. Kaminski
Title: Senior Vice President

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

FIRSTMERIT BANK, N.A.,
as a Lender

By: /s/ Laura C. Redinger
Name: Laura C. Redinger
Title: Vice President

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

COMPASS BANK,
as a Lender

By: /s/ Adrayll Askew
Name: Adrayll Askew
Title: Senior Vice President

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

The undersigned Departing Borrowers hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.
COURTENAY POLYMERS PTY. LIMITED, as a Departing Borrower
By:    /s/ Joseph J. Levanduski
Name: Joseph J. Levanduski
Title: Treasurer

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

The undersigned Departing Borrowers hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.
ICO POLYMERS (MALAYSIA) SDN. BHD., as a Departing Borrower
By:    /s/ Joseph J. Levanduski
Name: Joseph J. Levanduski
Title: Treasurer

Signature Page to
A. Schulman
Amended and Restated Credit Agreement

SCHEDULE 2.01
LENDERS AND COMMITMENTS

Lender	Revolving Credit Commitment	Term Loan Commitment	Total Commitment
JPMorgan Chase Bank, N.A.	$29,919,354.82	$22,580,645.18	$52,500,000.00
PNC Bank, National Association	$29,919,354.84	$22,580,645.16	$52,500,000.00
Wells Fargo, National Association	$29,919,354.84	$22,580,645.16	$52,500,000.00
Bank of America, N.A.	$24,220,430.11	$18,279,569.89	$42,500,000.00
RBS Citizens, N.A.	$24,220,430.11	$18,279,569.89	$42,500,000.00
HSBC Bank USA	$24,220,430.11	$18,279,569.89	$42,500,000.00
Fifth Third Bank	$19,946,236.56	$15,053,763.44	$35,000,000.00
Bank of the West	$19,946,236.56	$15,053,763.44	$35,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$19,946,236.56	$15,053,763.44	$35,000,000.00
Commerzbank AG, New York and Grand Cayman Branches	$35,000,000.00	$0.00	$35,000,000.00
Citibank, N.A.	$14,247,311.83	$10,752,688.17	$25,000,000.00
FirstMerit Bank, N.A.	$14,247,311.83	$10,752,688.17	$25,000,000.00
Compass Bank	$14,247,311.83	$10,752,688.17	$25,000,000.00
Total:	$300,000,000.00	$200,000,000.00	$500,000,000.00

SCHEDULE 2.19

PAYMENT INSTRUCTIONS

Administrative Agent:

JPMorgan Chase Bank, N.A.

Bank Name:        JP Morgan Chase Bank, N.A.
ABA/Routing No.:    021000021
Account Name:    Loan Processing DP
Account No.        9008113381C3628
Reference:        A Schulman

Global Agent:

J.P. Morgan Europe Limited

Euro

TO:            J.P. MORGAN AG, FRANKFURT (CHASDEFX)
FAVOR:        J.P. MORGAN EUROPE LIMITED (CHASGB22)
Account Number:    DE93501108006001600037
Attention:        Loans Agency

US Dollars

To:            JPMORGAN CHASE BANK, NEW YORK (CHASUS33)

Favor:            J.P. MORGAN EUROPE LIMITED (CHASGB22)

Account Number:    544714108

Attention:        Loans Agency

Pounds Sterling:

To:            J.P. MORGAN EUROPE LIMITED (CHASGB22)
Account Number:    03043504
Sort Code:        40-52-06
IBAN:            GB82CHAS60924203043504
Attention:        Loans Agency

SCHEDULE 3.01

KYC INFORMATION FOR BORROWERS

Legal Name	Type of Organization	Jurisdiction of Organization	Address	Tax identification number and other identification numbers
A.Schulman, Inc.	Corporation	U.S. (Delaware)	3637 Ridgewood Road, Fairlawn, Ohio 44333	TIN 34-0514850
A.Schulman International Services BVBA	Limited Liability Company	Belgium	Technologielaan 7 B-1840 Londerzeel Belgium	TIN 98-0633235 RPM/RPR (Brussels) 0457.618.878
A. Schulman Plastics BVBA	Limited Liability Company	Belgium	Pedro Colomalaan 25 B-2880 Bornem Belgium	RPM/RPR (Mechelen) 0402.976.206